Exhibit 2.2

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BETWEEN

CROWN ENERGY PARTNERS HOLDINGS, LLC

(“SELLER”)

AND

MEMORIAL PRODUCTION OPERATING LLC

(“BUYER”)

DATED AS OF JULY 15, 2013

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EXHIBITS

A.	Leases
B.	Wells
C.	Contracts
D.	Surface Rights
E.	Hedges
F.	Allocation Schedule
G.	Form of Mutual Release
H.	Form of Assignment
I.	Excluded Assets
J.	Form of Assignment and Assumption Agreement
K.	Crown NPI Assignment

SCHEDULES

Schedule 4.7	Governmental Approvals
Schedule 4.8	Litigation
Schedule 4.9	Liens on Equity Assets
Schedule 4.10	Insurance
Schedule 4.14	Rights to Production
Schedule 4.22	Imbalances
Schedule 4.23	Preferential Rights and Transfer Requirements
Schedule 4.24	Taxes and Assessments
Schedule 4.25	Assets, Wells and Facilities
Schedule 4.26(a)	AFEs in Excess of $50,000
Schedule 4.26(b)	Certain Lease Matters
Schedule 4.27	Absence of Certain Changes
Schedule 4.28	Environmental Matters
Schedule 4.29	Capitalization
Schedule 4.32(a)	Liabilities
Schedule 4.32(b)	Indebtedness
Schedule 4.32(e)	Capital Expenditures
Schedule 4.33(a)	Company Employees
Schedule 4.34(a)	Employee Plans
Schedule 4.34(i)	Employee Plans—Certain Payments
Schedule 4.35	Bank Accounts
Schedule 4.36	Affiliate Transactions
Schedule 11.4(c)	Resigning Persons
Schedule 11.4(d)	Releasing Persons

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is dated as of July 15, 2013, by and between Crown Energy Partners Holdings, LLC, a Delaware limited liability company (“Seller”), and Memorial Production Operating LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes collectively referred to herein as “Parties” and individually referred to as a “Party.”

RECITALS

1. Seller owns beneficially and of record all of the issued and outstanding Equity Interests (defined herein) (the “Company Interests”) of Crown Energy Partners, LLC, a Delaware limited liability company (the “Company”).

2. Concurrently with the execution of this Agreement, Buyer is entering into the Cinco Purchase Agreements (defined herein).

3. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Company Interests, in the manner and upon the terms and conditions hereafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1 Definitions. The following capitalized terms have the meanings given such terms below or elsewhere in this Agreement as set forth below.

“AAA” is defined in Section 8.8.

“Accounting Arbitrator” is defined in Section 11.3(c).

“AFE” means authorization for expenditure, including any notification of expenditure.

“Affiliate” means, with respect to any specified Person, another Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person; provided, however, that in no event shall Memorial Production Partners LP or any Person that it controls be deemed to be an “Affiliate” of Natural Gas Partners IX, L.P., a Delaware limited partnership, NGP IX Offshore Holdings, L.P., a Delaware limited partnership, Seller, or Seller’s direct or indirect subsidiaries for purposes of this Agreement. For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power, directly or indirectly, to direct the management or policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Agreement” means this Purchase and Sale Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Aggregate Environmental Defect Value” is defined in Section 8.6.

“Aggregate Title Defect Value” is defined in Section 7.5.

“Allocated Value” is defined in Section 3.2.

“Allocation Schedule” is defined in Section 3.2.

“Assets” is defined in Section 2.2.

“Assignment” is defined in Section 11.4(a).

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit J.

“Balance Sheet Date” means March 31, 2013.

“Boaz Purchase Agreement” means the Purchase and Sale Agreement dated as of the date hereof between Buyer and Boaz Energy Partners, LLC, a Delaware limited liability company, as amended, restated, supplemented or otherwise modified from time to time.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are authorized or required by law to be closed for business in New York, New York or Houston, Texas.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Costs and Expenses” means (i) the aggregate amount of fees, costs and expenses incurred by or on behalf of Buyer and its Affiliates in connection with the transactions contemplated hereby, including the costs and expenses associated with their attorneys and accountants working on their matters and their due diligence review and (ii) the aggregate amount of fees, costs and expenses incurred (a) by or on behalf of Buyer and its Affiliates or by Seller or the Company in obtaining any third party consents, including from Governmental Authorities, required hereunder (pre or post-Closing), making any filings with Governmental Authorities required hereunder (pre or post-Closing), preparing (at Buyer’s request) any financial statements or related information for filing by Buyer or its Affiliate with the SEC and (b) by Seller as out-of-pocket expenses pursuant to Section 6.3.

“Buyer Indemnitees” means Buyer and its Affiliates (which includes the Company at and after the Closing Date), together with its and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, subsidiaries, successors and assigns.

“Capital Projects” means those capital projects described on Schedule 4.26(a).

“Casualty Loss” is defined in Section 6.4(a).

“CERCLA” is defined in the definition of “Environmental Laws.”

“Cinco Purchase Agreements” means the Boaz Purchase Agreement, the Stanolind Purchase Agreement, the MRD Purchase Agreement, the Tanos Purchase Agreement, the Propel Purchase Agreement and the Prospect Purchase Agreement.

“Closing” is defined in Section 11.1.

“Closing Date” is defined in Section 11.1.

“Co-Invest Fund” means NGP Income Co-Investment Opportunities Fund II, L.P., a Delaware limited partnership.

“Co-Invest Fund NPI/ORRI Conveyances” means, collectively, (a) that certain Conveyance of Net Profits Overriding Royalty Interest executed on January 28, 2010, and effective as of October 1, 2009, by the Company to and in favor of the Co-Invest Fund and (b) that certain Conveyance of Overriding Royalty Interest executed on January 28, 2010, and effective as of October 1, 2009, by the Company to and in favor of the Co-Invest Fund.

“Co-Invest Fund NPI/ORRI” means, collectively, the net profits overriding royalty interest and the overriding royalty interest created by the Co-Invest Fund NPI/ORRI Conveyances.

“COBRA” is defined in Section 4.34(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) any option, warrant, convertible security, exchangeable security, subscription right, conversion right, exchange right, or other Contract that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other security convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or any Equity Interest owned by a Person; (c) any statutory pre-emptive right or pre-emptive right granted under a Person’s Organizational Documents; and (d) any stock appreciation right, phantom stock, profit participation, or other similar right with respect to a Person.

“Commonly Controlled Entity” is defined in Section 4.34(a).

“Company” is defined in the Recitals.

“Company Credit Facility” means that certain Revolving Credit Agreement, dated as of January 28, 2010, by and among the Company, as borrower, Comerica Bank, as administrative agent and lead arranger, and certain financial institutions, as lenders, as amended by that certain First Amendment to Revolving Credit Agreement dated February 11, 2011, as amended by that certain Second Amendment to Revolving Credit Agreement dated February 22, 2012, and as amended by that certain Third Amendment to Revolving Credit Agreement dated October 25, 2012.

“Company Employee” is defined in Section 4.33(a).

“Company Interests” is defined in the Recitals.

“Conflicts Committee” means the conflicts committee of the board of directors of Memorial Production Partners GP LLC.

“Contract” means any written (or, to the extent of Seller’s Knowledge, oral) agreement, contract, obligation, promise, understanding or undertaking that is legally binding and (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any Liability, or (c) by which the Company or any of the Assets is or may become bound.

“Cure” means, with respect to any Title Defect, to cure such Title Defect to Buyer’s reasonable satisfaction at any time before Closing.

“De Minimis Environmental Defect Cost” is defined in Section 8.6.

“De Minimis Title Defect Cost” is defined in Section 7.5.

“Deductible” is defined in Section 13.3(b).

“Defect Notice Time” is defined in Section 7.2(a).

“Defensible Title” means such title to each Asset that, subject to and except for Permitted Encumbrances:

(a)	With respect to any Property, entitles the Company to receive and retain, without suspension, reduction, or termination, not less than the Net Revenue Interest set forth on Exhibit A or Exhibit B for such Property throughout the life of such Property, except for any decrease (i) caused by actions of any Governmental Authority after the date hereof that concern pooling, unitization, communitization, or spacing matters, (ii) resulting from non-consent elections or other actions permitted under this Agreement after the date hereof, or (iii) caused by the Company or its successors or assigns after the Closing Date;

(b)	With respect to any Property, obligates the Company to bear costs and expenses relating to the maintenance, development, operation and production of Hydrocarbons from such Property in an amount not greater than the Working Interest set forth in Exhibit A or Exhibit B for such Property throughout the life of such Property, except for any increase (i) accompanied by a proportionate increase in the corresponding Net Revenue Interest for such Property, (ii) caused by actions of any Governmental Authority after the date hereof that concern pooling, unitization, communitization, or spacing matters or (iii) caused by the Company or its successors or assigns after the Closing Date;

(c)	With respect to Assets other than Properties, is defensible;

(d)	Is not subject to an adverse claim that would interfere materially with the ownership, use, operation or value of the Assets; and

(e)	Is free and clear of encumbrances, liens and defects.

“Earnest Money” is defined in Section 3.3.

“Earnest Money Retention Event” means either (a) the termination of this Agreement by either Party after Buyer’s failure or refusal to close the transactions contemplated by this Agreement on the Closing Date at a time when (i) each of the conditions contained in Article 10 (excluding Seller’s performance of its obligations contemplated to be performed at the Closing) has been either fulfilled or waived and (ii) Seller is ready, willing and able to perform its obligations contemplated to be performed at the Closing, or (b) Seller’s termination of this Agreement in connection with the occurrence of an Earnest Money Retention Event as defined in and occurring under any of the Cinco Purchase Agreements.

“Effective Time” means 12:01 a.m. Houston, Texas time on July 1, 2013.

“Employee Pension Plans” is defined in Section 4.34(a).

“Employee Plans” is defined in Section 4.34(a).

“Employee Welfare Plans” is defined in Section 4.34(a).

“Environmental Defect” means any event occurring or condition existing that causes an Asset to be, or if known to the applicable Governmental Authority could reasonably be expected to cause such Governmental Authority to assert that an Asset is, subject to liability or remediation under, or not in compliance with, any Environmental Law; provided, however, that the matters described in Schedule 4.28 as of the date hereof shall not be considered an Environmental Defect.

“Environmental Defect Notice” is defined in Section 8.2.

“Environmental Defect Rejection Notice” is defined in Section 8.5.

“Environmental Defect Value” is defined in Section 8.2.

“Environmental Laws” means all laws, statutes, ordinances, court decisions, rules and regulations and Permits of or issued by any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act, the Resources Conservation and Recovery Act (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendment and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, and comparable state and local laws.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the escrow account established by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Wells Fargo Bank, National Association or its successor under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement between the Parties and the Escrow Agent dated as of July 12, 2013.

“Escrow Amount” means the amount placed in escrow pursuant to the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Asset” means those certain assets of the Company set forth on Exhibit I.

“Facilities” is defined in Section 2.2(d).

“Financial Statements” is defined in Section 4.31.

“Fundamental Representations” means the representations and warranties made by Seller in Sections 4.1, 4.2 (other than subsection (ii) thereof), 4.3, 4.4, 4.6(a)(i), 4.9, 4.29, and 4.40.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any federal, state, local, tribal, or foreign government, or any court of competent jurisdiction, regulatory or administrative agency, commission, or other governmental authority that exercises jurisdiction over the Company or any of the Assets.

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise subject to regulation, investigation, control or remediation under any Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “solid waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” or “contaminant,” and includes any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any

“hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, and, to the extent defined, listed, designated or regulated under Environmental Laws, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“Hedges” means the hedging agreements set forth on Exhibit E.

“HIPAA” is defined in Section 4.34(k).

“Hydrocarbon Inventories” is defined in Section 2.2(j).

“Hydrocarbons” means oil, gas, minerals, and other gaseous and/or liquid hydrocarbons or any combination of the foregoing, produced from and attributable to the Properties.

“Imbalances” means over-production or under-production or over-delivery or under-delivery with respect to Hydrocarbons produced from the Properties, regardless of whether the same arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or any other location, including any imbalances under gas balancing or similar agreements, production handling agreements, processing agreements, and/or gathering or transportation agreements.

“Indebtedness” means, without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes, or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases, or otherwise; (b) all deferred payment obligations of the Company for the purchase price of property or assets purchased (other than current accounts payable incurred in the Ordinary Course of Business and on paid purchase orders entered into in the Ordinary Course of Business); (c) all obligations of the Company to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a Liability on the face of a balance sheet prepared in accordance with GAAP; (d) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances, or similar facilities issued for the account of the Company; (e) all obligations secured by any Lien, other than Permitted Encumbrances, existing on properties owned by the Company, whether or not indebtedness secured thereby is owed by the Company; (f) all guaranties, endorsements (other than endorsements of negotiable instruments in the Ordinary Course of Business), assumptions, and other contingent obligations of the Company in respect of, or to purchase, or to otherwise acquire, indebtedness of others; (g) all premiums, penalties, fees, expenses, breakage costs, and change of control payments (other than to employees of the Company) required to be paid or offered in respect of any of the foregoing on prepayment as a result of the consummation of the transactions contemplated by this Agreement or in connection with any lender consent; and (h) all of the Company’s obligations of the types referred to in clauses (a) through (g) of this definition, whether interest bearing or otherwise, owed to Seller and/or any Affiliate of Seller. “Indebtedness” does not include any Obligation associated with the Hedges or the ISDAs or the novation or termination of the Hedges.

“Indemnity Cap” is defined in Section 13.3(c).

“Indemnity Escrow Amount” means the amount of Earnest Money retained in escrow pursuant to the Escrow Agreement at the Closing.

“Indemnified Officer and Director” is defined in Section 6.8.

“Indemnified Party” is defined in Section 13.4(a).

“Indemnifying Party” is defined in Section 13.4(a).

“Information” is defined in Section 6.2.

“Interest Addition” is defined in Section 7.6.

“Interest Addition Notice” is defined in Section 7.6.

“Interest Addition Rejection Notice” is defined in Section 7.6.

“Interest Addition Value” is defined in Section 7.6.

“ISDAs” means those International Swap Dealers Association Master Agreements, schedules and amendments thereto, as set forth in more detail in Exhibit C.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

“Leases” is defined in Section 2.2(a).

“Liabilities” means any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, Obligations, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Lien” means any mortgage, lien, pledge, security interest or other charge or encumbrance, any financing lease having substantially the same economic effect as any of the foregoing, any assignment of the right to receive income, or any other type of preferential arrangement. “Lien” does not include the Hedges or any contract right relating thereto.

“Losses” means any and all losses, damages, Obligations, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character.

“Material Adverse Effect” means any event, occurrence or circumstance that has resulted in (a) a material adverse change in or a material adverse effect on the ability of Seller to perform any of the obligations of Seller in connection with the consummation of the transactions contemplated by this Agreement or (b) a material adverse change in or a material adverse effect on the business, operations, Assets and properties, Liabilities (actual or contingent), or condition (financial or otherwise) of the Company, taken as a whole; provided, however, that a Material

Adverse Effect shall not include such material adverse changes or material adverse effects to the extent resulting from (i) changes in general local, domestic, foreign or international economic conditions that in any case do not disproportionately affect the Company, (ii) changes generally applicable to the oil and gas industry in any area or areas where the Properties are located that in any case do not disproportionately affect the Company, (iii) civil unrest or similar disorder or terrorist acts that in any case do not disproportionately affect the Company, (iv) changes in Laws that in any case do not disproportionately affect the Company or (v) the announcement of the execution and delivery of this Agreement and consummation of the transactions contemplated hereby.

“Material Agreements” means, to the extent binding on any of the Assets or the Company, any Contract, other than the instruments constituting the Leases, which is one or more of the following types:

(a) A Contract with Seller or any Affiliate thereof;

(b) A Contract for the sale, purchase, exchange, or other disposition of Hydrocarbons which is not cancelable without penalty on 60 days prior written notice;

(c) A Contract to sell, lease, farmin, farmout, exchange, or otherwise dispose of all or any part of the Assets (including contracts containing rights of first refusal, rights of first offer, or put or call rights, but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease);

(d) A joint operating agreement, unit operating agreement, unit agreement, or other similar agreement;

(e) A non-competition agreement or any agreement that purports to restrict, limit, or prohibit the Company from engaging in any line of business or the manner in which, or the locations at which, the Company conducts business, including area of mutual interest agreements, or that would obligate the Company after the date hereof to purchase or sell any interest in any Asset(s), purchase any leasehold interest or other asset, or employ and pay for a drilling rig;

(f) A Contract for the gathering, treatment, processing, storage, or transportation of Hydrocarbons;

(g) An indenture, mortgage or deed of trust, loan, credit or note purchase agreement, sale-lease back agreement, guaranty, bond, letter of credit, or similar financial agreement;

(h) A Contract for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges and which cannot be terminated by the Company without penalty on no more than 60 days notice;

(i) A Contract that involves performance of services (other than as an employee) or delivery of goods or materials by or to the Company of an amount or value in excess of $50,000 determined on an annual basis;

(j) A Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $50,000 determined on an annual basis;

(k) A personal property lease or installment and conditional sales agreement having a value per item or aggregate payments in excess of $50,000 determined on an annual basis;

(l) A joint venture, partnership or other Contract (however titled) involving a sharing of profits, losses, costs or Liabilities by the Company with any other Person and Contracts providing for commissions based on sales or purchases of or by the Company;

(m) A Contract that pertains to the acquisition of material Property by the Company;

(n) A Contract that pertains to the ongoing provision of drilling services to the Company;

(o) A lease (other than a Lease) under which the Company is the lessor or the lessee of real or personal property which lease (i) cannot be terminated by the Company without penalty or payment upon 60 or fewer days notice or (ii) involves an annual base rental of more than $50,000;

(p) A Contract (other than the Organizational Documents of the Company) granting any Person registration, purchase or sale rights with respect to any Company Interest or other Equity Interest of the Company;

(q) A bond, letter of credit, guaranty or similar instrument issued by the Company, Seller or any of its Affiliates and required by contract or applicable Law to be posted or otherwise tendered in order to own and/or operate any of the Assets;

(r) An employment Contract of the Company that cannot be terminated at the will of the Company without Liability to the Company that is a party to such Contract, or a Contract for contract pumping services;

(s) A seismic or geophysical Contract;

(t) A software license or any other license agreement related to intellectual property which involves expenditures of the Company in excess of $50,000 determined on an annual basis; or

(u) Any other Contract that is material to the Company.

“MRD Purchase Agreement” means the Purchase and Sale Agreement dated as of the date hereof between Buyer and Memorial Resource Development LLC, as amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” is defined in Section 4.34(a).

“Mutual Release” is defined in Section 11.4(d).

“Net Revenue Interest” means, with respect to any Property, the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Property after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of production therefrom.

“Net Working Capital” means (i) the aggregate amount of cash, accounts receivable and other current assets of the Company as of the Effective Time determined in accordance with GAAP; minus (ii) the aggregate amount of accounts payable and other current liabilities of the Company as of the Effective Time determined in accordance with GAAP, excluding in all cases any amounts attributable to Hedges, Imbalances, the Company Credit Facility, or the Co-Invest Fund NPI/ORRI.

“Non-Operated Assets” means Assets not operated by Seller, the Company or any of their respective Affiliates.

“Obligations” means duties, liabilities, and obligations, whether vested, absolute, or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise.

“Operated Assets” means Assets operated by Seller, the Company or any of their respective Affiliates.

“Ordinary Course of Business” means, with respect to any action taken by a Person:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person and are consistent with reasonably prudent oilfield practices.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement, shareholder agreement and/or similar organizational document or agreement, as applicable of such Person.

“Other Plan” is defined in Section 4.34(a).

“Party” and “Parties” are defined in the preamble of this Agreement.

“Permits” means all permits, licenses, approvals and consents from appropriate Governmental Authorities necessary to conduct operations on or with respect to the Assets.

“Permitted Encumbrances” means:

(a) The terms and conditions of the Leases and other instruments of record relating to the Wells, including lessor’s royalties, overriding royalties, net profits, carried interests, reversionary interests and similar burdens (payable or in suspense) to the extent that such terms and conditions do not, individually or in the aggregate, operate to reduce the Net Revenue Interest of any Property below that set forth on Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth on Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(b) Liens for current period Taxes, or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business, adequate cash reserves for which are maintained in accordance with GAAP;

(c) All rights to consent by, required notices to, filings with, or other actions by a Governmental Authority, in connection with transactions contemplated by this Agreement if the same are customarily obtained after transactions of this nature;

(d) Conventional rights of reassignment triggered by the Company’s express indication of its intention to release or abandon its interest prior to expiration of the primary term or other termination of such interest;

(e) Easements, rights of way, servitudes, permits, surface leases, plat restrictions, zoning Laws, building and other land use Laws and other similar rights with respect to surface operations, on, over, or in respect of any Asset, or restrictions on access thereto, that do not materially interfere with or impair the exploration, development, ownership and/or operation of the affected Asset;

(f) Rights of tenants-in-common in and to any Property;

(g) The terms and conditions of the Material Agreements listed on Exhibit C, to the extent the same do not, individually or in the aggregate, reduce the Net Revenue Interest for any Property below that set forth in Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth in Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(h) Materialmens’, mechanics’, operators’ or other similar liens arising in the Ordinary Course of Business incidental to operation of the Assets (including pursuant to the Leases, any applicable operating agreements, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase contracts and all of the Contracts listed on Exhibit C) if such liens and charges have not yet become delinquent or if their validity is being contested in good faith by appropriate action and, in each case, adequate cash reserves for the payment thereof are maintained in accordance with GAAP;

(i) Preferential rights to purchase or similar agreements (i) with respect to which waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby or (ii) with respect to which required notices have been given for the transactions contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(j) Third party consents to assignments or similar agreements (i) with respect to which waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby or (ii) with respect to which required notices have been given for the transactions contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights, request for further information about the transactions contemplated by this Agreement or any Party to this Agreement, or other objection to the transactions contemplated by this Agreement;

(k) Errors or omissions in documents related to the Assets caused by oversights in drafting, executing, or acknowledging that (i) a prudent operator, when applying industry standards, would regard as immaterial, (ii) do not affect and have not historically affected the operations of or production from the Assets, and (iii) do not reduce the Net Revenue Interest for any Property below that set forth in Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth in Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(l) Defects or irregularities of title as to which the relevant statute(s) of limitations or prescription would be reasonably expected to bar any attack or claim against the Company’s title;

(m) Imbalances, whether resulting from overproduction or underproduction, and plugging and surface restoration obligations;

(n) Defects or irregularities resulting from or related to probate proceedings or the lack thereof that have been outstanding for ten years or more;

(o) Defects based solely on a lack of information in Seller’s or the Company’s files or references to a document that is not in such files;

(p) The terms and conditions of unitizations, communitizations, poolings and pooling agreements, joint operating agreements and production sales agreements to the extent that such terms and conditions (other than the non-consent provisions of joint operating agreements) do not, individually or in the aggregate, operate to reduce the Net Revenue Interest of any Property below that set forth on Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth on Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(q) Rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, regulations or orders of such Governmental Authority, except to the extent any of the same have been applied or exercised, individually or in the aggregate, in a manner that operates to reduce the Net Revenue Interest for any Property below that set forth in Exhibit A or Exhibit B for such Property or increase the Working Interest for any Property above that set forth in Exhibit A or Exhibit B for such Property without a proportionate increase in the corresponding Net Revenue Interest for such Property;

(r) Any maintenance of uniform interest provision in an operating agreement if waived by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset hereunder;

(s) mortgages and security interests relating to the Company and/or the Assets with respect to the Company Credit Facility, the release and/or termination of which is addressed in Section 10.6; and

(t) the Co-Invest Fund NPI/ORRI until the Closing.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Tax Returns” is defined in Section 6.7(b)(iii).

“Pre-Effective Period” means any Tax period (or portion thereof) ending on or before the Effective Time.

“Preferential Rights” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation or performance of the transactions contemplated by this Agreement.

“Propel Purchase Agreement” means the Purchase and Sale Agreement dated as of the date hereof between Buyer and Propel Energy, LLC, as amended, restated, supplemented or otherwise modified from time to time.

“Properties” is defined in Section 2.2(c).

“Property Records” is defined in Section 2.2(f).

“Prospect Purchase Agreement” means the Purchase and Sale Agreement dated as of the date hereof between Buyer, Black Diamond Minerals, LLC and Memorial Resource Development LLC, as amended, restated, supplemented or otherwise modified from time to time.

“Purchase Price” is defined in Section 3.1.

“Purchase Price Adjustments” is defined in Section 11.2(d).

“RCRA” is defined in the definition of “Environmental Laws.”

“Records” is defined in Section 2.2(m).

“Remediate” and its syntactical variants mean the implementation and completion of any remedial, removal, response, construction, repair, closure, disposal, restoration, monitoring, sampling, analysis, mitigation, treatment, disposal or other corrective actions required under Environmental Laws.

“Retained Assets” is defined in Section 6.4(a).

“Schedule” means any disclosure Schedule attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Financial Statements” is defined in Section 6.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the preamble to this Agreement.

“Seller and Company Transaction Costs and Expenses” means the aggregate amount of fees, costs and expenses incurred by or on behalf of Seller and the Company in connection with the transactions contemplated hereby, including the cost of Seller’s and the Company’s attorneys and accountants working on their matters, but excluding any Buyer Costs and Expenses.

“Seller Indemnitees” means Seller and its Affiliates (other than the Company), together with its and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, subsidiaries, successors and assigns.

“Seller’s Knowledge” means the actual knowledge (after reasonable investigation) of any fact, circumstance or condition by any current officer of Seller or the Company, or any operational supervisory or field-level supervisory employee of Seller or the Company with authority or responsibility over or including any of the Assets.

“Stanolind Purchase Agreement” means the Purchase and Sale Agreement dated as of the date hereof between Buyer and Stanolind Oil & Gas LP, as amended, restated, supplemented or otherwise modified from time to time.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Straddle Tax Returns” is defined in Section 6.7(b)(iv).

“Statement” is defined in Section 11.3(a).

“Surface Rights” is defined in Section 2.2(h).

“Tanos PSA” means the Purchase and Sale Agreement dated as of the date hereof between Buyer and Memorial Resource Development LLC, as amended, restated, supplemented or otherwise modified from time to time.

“Tax” means:

(a) federal, state, local, or foreign taxes, charges, fees, imposts, levies, or other assessments, including all net income, gross receipts, franchise, capital, sales, use, ad valorem, value added, transfer, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments, and charges of any kind whatsoever;

(b) all interest, penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority in connection with any item described in subsection (a); and

(c) any liability for any item described in subsections (a) and (b), payable by reason of contract, assumption, transferee liability or operation of Law.

“Tax Return” is defined in Section 4.24.

“Third Party” is defined in Section 13.4.

“Title Defect” is defined in Section 7.2.

“Title Defect Notices” is defined in Section 7.2.

“Title Defect Rejection Notice” is defined in Section 7.4.

“Title Defect Value” is defined in Section 7.2.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with the transactions contemplated hereby, other than any consent of, notice to, filing with, or other action by Governmental Authorities in connection herewith, if they are not required prior to the Closing Date or they are customarily obtained subsequent to such transactions (including consents from state agencies).

“Transition Services Agreement” means that certain Services Agreement between Buyer and Seller in a form to be agreed upon by the Parties.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Units” is defined in Section 2.2(c).

“Wells” is defined in Section 2.2(b).

“Working Interest” means, with respect to any Property, the interest in and to such Property that is burdened with the obligation to bear and pay costs and expenses of maintenance, development, and operations on or in connection with such Property, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests, and other similar burdens upon, measured by, or payable out of production therefrom.

Section 1.2 Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:

(a) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms “herein,” “hereof,” “hereby,” and “hereunder,” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or subdivision in which any such terms may be employed. The terms “include”, “includes”, and “including” shall be deemed to be followed by “without limitation”. The plural shall be deemed to include the singular, and vice versa.

(b) Unless the context of this Agreement clearly requires otherwise, references to Articles, Sections, subsections, Exhibits and Schedules refer to the Articles, Sections, and subdivisions of, and Exhibits and Schedules to, this Agreement.

(c) Any accounting term not otherwise defined herein has the meaning assigned to it under GAAP. Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings in the oil and gas industry are used herein in accordance with such recognized meanings.

(d) The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Each exhibit, attachment, and schedule to this Agreement constitutes a part of this Agreement and is incorporated herein by reference, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

(f) Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

(g) References to any Laws shall be deemed also to include all rules and regulations promulgated thereunder and shall refer to such Laws, rules and regulation as amended from time to time and include any successor legislation thereto as currently in effect or with regard to any violation or alleged violation of Laws, as in effect at the time of such violation or alleged violation.

(h) Any reference to “$” or “dollars” means United States Dollars.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Company Interests, in exchange for the Purchase Price (as adjusted pursuant hereto).

Section 2.2 The Assets. As used herein, the term “Assets” means all of the Company’s properties and assets, including its right, title and interest in, to and under the following, but, notwithstanding any provision herein to the contrary, excluding the Excluded Assets:

(a) The oil, gas, and/or mineral leases described on Exhibit A, and any other oil, gas and/or mineral lease covering land that is also covered by such leases or lands pooled or unitized therewith, together with all interests (including carried interests, royalty interests, overriding royalty interests, mineral interests, production payments and net profits interests) in such leases or derived from such leases in or to any pools or units that include any lands covered by any such leases or that include any Wells, and all tenements, hereditaments, and appurtenances belonging to such leases and such pooled areas or units (collectively, the “Leases”);

(b) All existing oil and/or gas wells located on the lands covered by the Leases (or lands pooled or unitized therewith), including those wells (and possible well locations and exploratory prospects) specifically described in Exhibit B, together with all injection and disposal wells on such lands (collectively, the “Wells”);

(c) The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby, and all other such agreements relating to the Leases and/or the Wells and to the production of Hydrocarbons, if any, attributable to the Leases and/or the Wells (collectively, the “Units,” and, together with the Wells and Leases, the “Properties”);

(d) All production facilities, structures, tubular goods, well equipment, lease equipment, production equipment, pipelines, inventory and all other personal property, fixtures and facilities used in connection with the Properties (collectively, the “Facilities”);

(e) All Contracts, including those described in Exhibit C;

(f) All records, files, orders, maps, data, interpretations, seismic data, geological and geographic information, schedules, reports and logs that relate to the Properties’ seismic, engineering, geological, and geophysical data and other records and data relating to the foregoing Assets (collectively, the “Property Records”);

(g) All rights and benefits arising from or in connection with any Imbalances existing as of the Effective Time;

(h) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with, the Properties and/or the Facilities, including those identified on Exhibit D (collectively, “Surface Rights”);

(i) All Hydrocarbons produced from or attributable to the Properties from and after the Effective Time that have not been sold or used in the Ordinary Course of Business;

(j) All Hydrocarbon inventories produced from or attributable to the Properties that are in storage or existing in stock tanks at the Effective Time (“Hydrocarbon Inventories”) that have not been sold or used in the Ordinary Course of Business (provided, that the Parties acknowledge that the Hydrocarbon Inventories at the Effective Time will be actually measured during the day on July 1, 2013);

(k) All trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time;

(l) All proceeds, accretions, and products of any of the foregoing;

(m) All records and data relating to the Company (together with the Property Records, the “Records”);

(n) All trade credits, accounts receivable, notes receivable, take or pay amounts receivable, and other receivables and general intangibles, not directly attributable to the Assets with respect to periods of time from and after the Effective Time;

(o) All deposits, cash, checks in the process of collection, cash equivalents and funds of the Company at and after the Effective Time; and

(p) All proceeds, accretions, and products of any of the foregoing.

ARTICLE 3

PURCHASE PRICE

Section 3.1 Purchase Price. In consideration for the transfer of the Company Interests to Buyer, Buyer shall pay to Seller at Closing $81,196,195 (the “Purchase Price”), as adjusted pursuant hereto, which shall be paid entirely in cash.

Section 3.2 Allocation of Purchase Price. The Parties agree that the unadjusted Purchase Price is allocated among the Assets in the amounts set forth in Exhibit F (the “Allocation Schedule”) for purposes of Section 6.4, Articles 7 and 8 and other related provisions hereunder. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on the Allocation Schedule.

Section 3.3 Earnest Money.

(a) Contemporaneously with its execution of this Agreement, Buyer has paid to the Escrow Agent $4,059,810 (together with the interest or other earnings thereon, the “Earnest Money”) pursuant to this Agreement and the Escrow Agreement. In the event the Closing occurs, the Earnest Money shall be credited against the Purchase Price as provided in Section 11.5(a) and shall remain in escrow as the Indemnity Escrow Amount. If the Closing does not occur, the Parties shall instruct the Escrow Agent to pay the Earnest Money to Seller or Buyer, as applicable, in accordance with this Section 3.3.

(b) In the event an Earnest Money Retention Event occurs, the Parties shall instruct the Escrow Agent to pay the Earnest Money to Seller, which shall serve as liquidated damages in lieu of all other damages (and as Seller’s sole remedy in such event) unless Seller (in its sole discretion) pursues specific performance pursuant to Section 15.10. The Parties hereby acknowledge that the extent of damages to Seller occasioned by such Earnest Money Retention Event would be impossible or extremely impractical to ascertain and that the amount of the Earnest Money is a fair and reasonable estimate of such damages under the circumstances.

(c) In the event the Closing does not occur and the Earnest Money is not paid to Seller pursuant to the foregoing provisions of this Section 3.3, the Parties shall instruct the Escrow Agent to pay the Earnest Money to Buyer.

(d) For federal income tax purposes, any interest or other earnings on the Earnest Money shall be treated as income of Buyer.

Section 3.4 Co-Invest Fund NPI/ORRI. Buyer and Seller acknowledge and agree that (a) at the Closing but effective as of the Effective Time and in consideration of a portion of the adjusted Purchase Price, Buyer will purchase from the Co-Invest Fund, and the Co-Invest Fund will sell to Buyer, the Co-Invest Fund NPI/ORRI, (b) Seller is acting on behalf of the Co-Invest Fund pursuant to this Agreement in connection with such purchase and sale and will be responsible for distributing to the Co-Invest Fund its share of the adjusted Purchase Price, and (c) such purchase and sale shall be effected through Seller’s delivery to Buyer of the assignment contemplated by Section 10.8.

ARTICLE 4

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1 Organization and Standing. Seller is a limited liability company, duly organized, validity existing and in good standing under the Laws of the State of Delaware. The Company is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and, except where the failure to be so qualified would not reasonably be expected to adversely affect the ownership and/or operation of the Assets or the consummation of the transactions contemplated by this Agreement, in each State where its Assets are located.

Section 4.2 Legal Power. Each of Seller and the Company has all requisite power and authority to carry on its business as presently conducted, and Seller has all requisite power and authority to execute, deliver and perform this Agreement and all documents required to be executed and delivered by Seller at Closing. The execution, delivery and performance of this Agreement (and such documents) do not violate and are not in conflict with, (i) any material provision of Seller’s or the Company’s Organizational Documents, (ii) any material provision of any Material Agreement to which Seller or the Company is a party or by which Seller or the Company is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Seller or the Company or any of its Assets (excluding the Mineral Leasing Act of 1920 and the regulations with respect thereto). Clause (iii) of this Section 4.2 does not apply to any environmental Permit or any environmental matter, including matters with respect to Hazardous Materials or Environmental Laws, as such matters are specifically covered solely by Section 4.28 and Article 8.

Section 4.3 Authorization and Enforceability. The execution, delivery and performance by Seller of this Agreement and all documents required to be executed and delivered by Seller at Closing have been duly and validly authorized by all necessary action on the part of Seller. This Agreement constitutes (and, at Closing, such documents shall constitute) Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

Section 4.4 Liability for Broker’s Fees. Neither Seller nor the Company has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Buyer or the Company will have any responsibility. The Company has not paid any amount, or accrued or incurred any Obligation to pay for any cost or expense incurred, with respect to any Seller and Company Transaction Costs and Expenses, except to the extent addressed in an adjustment to the Purchase Price pursuant to this Agreement.

Section 4.5 No Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to Seller’s Knowledge, threatened against Seller or the Company by any unaffiliated third Person.

Section 4.6 No Conflicts. The execution, delivery, performance and consummation of this Agreement by Seller (and the transactions contemplated hereby) do not and will not:

(a) Violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation (i) under the Organizational Documents of Seller or the Company or (ii) under any material term or provision of any other written instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other written agreement, instrument or arrangement to which Seller or the Company is a party or by which Seller, the Company or any of the Assets is bound;

(b) Violate, conflict with or constitute a breach of any Law by which Seller, the Company or any of the Assets is bound, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any material authorization or Permit that relates to the Assets (excluding in all cases the Mineral Leasing Act of 1920 and the regulations with respect thereto); or

(c) Result in the creation, imposition or continuation of any adverse claim or interest, or any lien, encumbrance, charge, equity or restriction of any nature whatsoever, on or affecting Seller, the Company or the Assets.

This Section 4.6 does not apply to any environmental Permit or any environmental matter, including matters with respect to Hazardous Materials or Environmental Laws, as such matters are specifically covered solely by Section 4.28 and Article 8.

Section 4.7 Consents and Approvals. Except as set forth in Schedule 4.7, no material filing or registration with any Governmental Authority and no material Permit is necessary for or in connection with the execution, delivery or performance by Seller of this Agreement (other than existing Permits and other existing approvals).

Section 4.8 Litigation. Except as set forth on Schedule 4.8:

(a) There are no material actions, suits, governmental investigations, written governmental inquiries, claims, disputes or proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller, the Company or any of the Assets, in any court or by or before any Governmental Authority or arbitrator, with respect to the Company or the Assets; and

(b) There is no existing material award, decision, injunction, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority to which the Company or any of its assets or properties is subject (excluding routine pooling and other similar orders of Governmental Authorities obtained in the Ordinary Course of Business).

Section 4.9 Title to Equity Interests. The Company Interests are set forth on Schedule 4.9 and constitute all of the issued and outstanding Equity Interests of the Company. Seller is the record and beneficial owner of the Company Interests set forth in Schedule 4.9, free and clear of all Liens (excluding those arising under the Organizational Documents of the Company and those arising under federal and state securities laws).

Section 4.10 Insurance. The Company has, from January 1, 2012 through and until the date hereof, maintained at least the insurance coverage described on Schedule 4.10.

Section 4.11 [Intentionally omitted].

Section 4.12 Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other Governmental Authority outstanding against the Company or any Asset that would be reasonably expected to materially interfere with the operation of the Assets or impair Seller’s or the Company’s ability to consummate the transactions contemplated by this Agreement.

Section 4.13 Compliance with Law. The Company’s ownership and operation of the Operated Assets (and, to Seller’s Knowledge, the Non-Operated Assets) is in material compliance with all applicable Laws. Neither Seller nor the Company has received written notice of a violation of any Law, or any judgment, decree or order of any court, applicable to the Company’s business or operations, that remains uncured. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the Company. This Section 4.13 does not apply to any environmental Permit or any environmental matter, including matters with respect to Hazardous Materials or Environmental Laws, as such matters are specifically covered solely by Section 4.28 and Article 8.

Section 4.14 Rights to Production. Except with respect to Imbalances or as set forth on Schedule 4.14, no Person has any call upon, right to purchase or to market, option to purchase or market, or similar rights with respect to any portion of the Hydrocarbons produced from the Operated Assets (or, to Seller’s Knowledge, the Non-Operated Assets) that is not terminable without penalty on less than three months’ notice.

Section 4.15 Take-or-Pay Arrangements. Neither Seller nor the Company has received any prepayments or buydowns, or entered into any take-or-pay or forward sale arrangements (excluding Hedges), such that the Company will be obligated after the date hereof to make deliveries of Hydrocarbons produced from the Assets without receiving full payment therefor.

Section 4.16 Material Agreements. All Material Agreements are listed on Exhibit C. Each Material Agreement is in full force and effect and represents the legal, valid and binding obligation of each of the parties thereto, enforceable in accordance with its terms (but subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability in considered in a proceeding in equity or at law). The Company is not, and (to Seller’s Knowledge) no other party is, in material breach of any Material Agreement. Neither Seller nor the Company has received a written notice of a default or breach with respect to any Material Agreement, and neither Seller nor the Company has delivered a written notice of a default or breach with respect to any Material Agreement. Prior to the date of this Agreement, Seller has made available to Buyer or its representatives true and complete copies of each Material Agreement, each Lease, and all amendments and other modifications thereto.

Section 4.17 Compliance With Leases. The Company is in material compliance with the Leases to which it is a party, including all express and implied covenants thereunder, and no written demands or written notices of default or non-compliance have been received by Seller or the Company. Except proceeds attributable to interests being held in suspense in accordance with prudent industry practice, all proceeds of production which the Company is disbursing or is required to disburse to third parties have been and are being accounted for under appropriate division orders, transfer orders or similar documents signed by or otherwise clearly binding on the parties receiving such proceeds and reflecting as to each party the decimal interest of such party.

Section 4.18 Payouts. Except as expressly set forth in Exhibit A or Exhibit B, no Wells are subject to a revision or other adjustment at some level of cost recovery or payout.

Section 4.19 Non-Consent Operations. Except as expressly reflected in the Net Revenue Interests and Working Interests set forth in Exhibit A or Exhibit B and except as permitted after the date hereof by this Agreement, the Company has not elected not to participate in any operation or activity proposed with respect to any Asset which could result in the Company’s interest in such Asset becoming subject to a penalty or forfeiture as a result of such election.

Section 4.20 Royalties and Rentals. All bonuses, delay rentals, minimum royalties and royalties, other than suspended royalties, due and payable under the Leases that are Operated Assets (and, to Seller’s Knowledge, under the Leases that are Non-Operated Assets) have been timely paid in accordance with applicable Leases and Laws.

Section 4.21 Permits. The Company has maintained and is maintaining all material Permits with respect to the Operated Assets (and, to Seller’s Knowledge, the operator has maintained and is maintaining all material Permits with respect to the Non-Operated Assets). The Operated Assets (and, to Seller’s Knowledge, the Non-Operated Assets) are in material compliance with applicable Laws, Permits, rules, regulations, ordinances and orders. The Company has all Permits necessary to operate the Assets in all material respects as currently conducted. No event has occurred (including the execution and delivery of this Agreement) which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any Permit or the imposition of any (a) restrictions of such a nature as may limit any of the operations of the Company as historically conducted or (b) material fines, costs, or penalties under any Permit. This Section 4.21 does not apply to any environmental Permit or any environmental matter, including matters with respect to Hazardous Materials or Environmental Laws, as such matters are specifically covered solely by Section 4.28 and Article 8.

Section 4.22 Imbalances. Except as set forth in Schedule 4.22, as of the date of this Agreement there are, and as of the Effective Time there were, no Imbalances attributable to the Assets.

Section 4.23 Preferential Rights and Transfer Requirements. Except as set forth in Schedule 4.23, there are no Preferential Rights, and there are no Transfer Requirements relating to any of the Assets.

Section 4.24 Taxes and Assessments. Except as set forth in Schedule 4.24:

(a) Each Tax return, declaration, report, claim for refund or information return or statement relating to Taxes (a “Tax Return”), including any schedule or attachment thereto and including any amendment thereof, required to be filed by the Company has been timely and properly filed. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax.

(b) Such Tax Returns are true and correct in all material respects.

(c) All Taxes that have become due and payable by the Company have been duly paid.

(d) There are no administrative proceedings or lawsuits pending or, to Seller’s Knowledge, threatened against the Company or the Assets by any Governmental Authority with respect to Taxes.

(e) The Company is not subject to any Liability for Taxes under Treasury Regulation § 1.1502-6 (or any similar provision of state or local Law) or as an indemnitor, successor or transferee of any other Person, by contract or operation of law.

(f) The Company is, and has at all times since its formation been, an entity properly treated as a partnership or “disregarded as an entity separate from its owner” for U.S. federal income tax purposes.

(g) No Asset is subject to, and the Company is not party to, a Tax partnership agreement or provision requiring a partnership income Tax Return to be filed under applicable Law.

(h) There are no Liens on any of the Assets that arose in connection with the failure or alleged failure to pay any Tax, except for Permitted Encumbrances.

(i) All material assets owned by the Company, other than intangible assets, have been properly listed and described on the property tax rolls in the jurisdictions in which such listing and description is required for all periods prior to the date hereof, and no portion of such assets constitutes omitted property for property tax purposes.

(j) No claim has ever been made by a Governmental Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(k) The Company has complied in all material respects with all Laws relating to the withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld from wages of all employees of the Company and paid over to the proper Governmental Authority all required amounts.

Section 4.25 Assets, Wells and Facilities. Except as set forth in Schedule 4.25:

(a) With regard to all Wells that were drilled and completed by the Company or any of its Affiliates (and, to Seller’s Knowledge, with regard to all other Wells), all Wells have been drilled and completed at locations, and within the limits, permitted by all applicable Leases, contracts, and pooling or unit agreements;

(b) With regard to all Operated Assets (and, to Seller’s Knowledge, with regard to all Non-Operated Assets), no Well is subject to penalties on allowables due to overproduction or any other violation of Law;

(c) With regard to all Operated Assets (and, to Seller’s Knowledge, with regard to all Non-Operated Assets), there are no Wells or other Facilities that (i) the Company is currently obligated by any Law or Contract to currently plug, dismantle or abandon; or (ii) have been plugged, dismantled, or abandoned in a manner that does not comply in all material respects with applicable Law;

(d) With regard to all Operated Assets (and, to Seller’s Knowledge, with regard to all Non-Operated Assets), all currently producing Wells (i) are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and (ii) without limiting the foregoing, do not contain junk, fish, or other obstructions which could reasonably be expected to materially interfere with drilling, completion, and recompletion, stimulation, or other operations on, with respect to, or affecting the ownership and/or operation of the Assets;

(e) With regard to all Operated Assets (and, to Seller’s Knowledge, with regard to all Non-Operated Assets), the Facilities are in good working order and include all equipment necessary for the operation of the Assets in the Ordinary Course of Business as currently operated by the Company;

(f) The Assets and the Excluded Assets constitute all of the material properties and assets used or held for use by the Company. The Assets listed on Exhibits A, B, C, D and E or reflected on the audited balance sheet included in the Financial Statements constitute all of the material assets of the Company, except that at Closing the Company will not own the Excluded Assets, which are included on such audited balance sheet. The Company has good and valid title to all personal property included in the Assets;

(g) The Assets include all easements, rights of way, licenses, and authorizations from third parties (including Governmental Authorities) materially necessary to access, construct, operate, maintain, and repair the Assets in the Ordinary Course of Business as currently conducted and in compliance with all applicable Laws and, except for Permitted Encumbrances, the interest of the Company in any such easements, rights of way, licenses or authorizations has not been subleased, licensed or assigned (including collaterally), nor are there any options, purchase rights, rights of first refusal or similar rights that would confer on the holder thereof the right to acquire the Company’s interest therein. Neither Seller nor the Company has received written notice of any condemnation proceedings, land use or eminent domain proceedings of any kind pending or to Seller’s Knowledge, threatened against any of the Assets; and

(h) Exhibit B contains a list of all inactive wells included in the Assets.

Section 4.26 Outstanding Capital Commitments.

(a) There are no outstanding AFEs that are binding on the Assets as of the date hereof that have since the Effective Time required, or would reasonably be expected to require after the date hereof, individually expenditures by the Company or its successors in interest in excess of $50,000, other than as shown on Schedule 4.26(a).

(b) Except as set forth in Schedule 4.26(b), there are no Leases that (i) are currently held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities, or any other means other than production in paying quantities, or (ii) will expire, terminate, or otherwise be materially impaired absent actions (other than continued production in paying quantities) by or on behalf of the Company, within 60 days after the date hereof.

Section 4.27 Absence of Certain Changes. Except as set forth in Schedule 4.27, from the Balance Sheet Date to the date hereof, the business of the Company, and the ownership and operation of the Assets, has been conducted only in the Ordinary Course of Business and there has not been any:

(a) Increase by the Company of any actual, potential or future bonuses, salaries or other compensation to any equityholder, director, officer, manager, member or other equity owner or Company Employee or entry into any employment, severance, change in control, retention, equity compensation or other employment contract with any equityholder, director, officer, manager, member or other equity owner, Company Employee or consultant, except for increases in salary or wages payable or to become payable upon promotion to an office having greater operational responsibilities or otherwise in the Ordinary Course of Business;

(b) Adoption of, or increase in the payments to, or benefits under, or other amendment to any Employee Plan except as required by applicable Law;

(c) Distribution of any cash or other assets of the Company to any owner of any of its Equity Interests as a dividend or other distribution;

(d) Discharge or satisfaction of any Lien, or payment of any Liabilities other than in the Ordinary Course of Business, or failure to pay or discharge when due any Liabilities the failure to pay or discharge of which has caused or may cause any material damage or risk of material loss;

(e) Material damage, destruction or loss to the Operated Assets or, to Seller’s Knowledge, the Non-Operated Assets;

(f) Sale (other than sales of Hydrocarbon production and inventory in the Ordinary Course of Business), lease, transfer, farm-out, or other disposition of any material asset or property of the Company;

(g) Cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000;

(h) Change in the bookkeeping or accounting methods or principles or Tax accounting methods used by the Company;

(i) Election or rescission of any election relating to Taxes or settlement or compromise of any claim relating to Taxes;

(j) Merger or consolidation of the Company with any other Person, or acquisition or disposition of any equity interests or business of any other Person;

(k) Instituting or settlement of any material legal actions, suits or other legal proceedings; or

(l) Entry into any Contract (other than this Agreement and any document delivered pursuant to or permitted under this Agreement) by the Company to do any of the foregoing.

Section 4.28 Environmental Matters. Except as set forth on Schedule 4.28:

(a) Neither Seller nor the Company has received any written notice of violation of any Environmental Law relating to the Company or the Assets where such violation has not been cured or otherwise remedied;

(b) With respect to each Asset, there has been no disposal, since the date the Company acquired such Asset, offsite from the Operated Assets (or, to Seller’s Knowledge, the Non-Operated Assets) by the Company or (to Seller’s Knowledge) any of their contractors of any Hazardous Materials other than in accordance with Environmental Laws;

(c) Seller has made available for review by Buyer and its representatives all documents and correspondence in Seller’s, its Affiliates’ or the Company’s possession pertaining to potentially material environmental Obligations associated with the Assets;

(d) To Seller’s Knowledge, the Company is not in violation of any Environmental Law;

(e) With respect to each Asset, to Seller’s Knowledge, there has been no release, since the date the Company acquired such Asset, into the environment of any Hazardous Material that could reasonably be expected to cause the Company or any Asset to be subject to a material Remediation obligation pursuant to Environmental Laws;

(f) With respect to each Asset, to Seller’s Knowledge, since the date the Company acquired such Asset, the Company has maintained all material Permits required under Environmental Law with respect to the Operated Assets; and

(g) To Seller’s Knowledge, no event has occurred which permits, or after the giving of notice or lapse of time or both, would permit, the revocation or termination of any Permit required under Environmental Law with respect to the Assets.

Notwithstanding anything to the contrary herein, this Section 4.28 contains the sole and exclusive representations and warranties of Seller with respect to any matters arising under any Environmental Laws or related to Hazardous Materials.

Section 4.29 Capitalization of the Company.

(a) Schedule 4.29 sets forth a true and complete list of all of the issued and outstanding Equity Interests of the Company. Such Equity Interests of the Company have been duly authorized, are validly issued and are fully paid and, except to the extent otherwise provided under the law of the Company’s jurisdiction of formation, non-assessable and were issued in conformity with the Organizational Documents of the Company and all applicable contracts or Laws and were not issued in violation of, and are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of the Company or any contract to which the Company is or was a party or by which it is or was otherwise bound. There are no certificates representing any of the Equity Interests of the Company. Seller has made available to Buyer true and complete copies of the Organizational Documents, minute books, membership interest certificate books, membership interest transfer books and equity ledgers of the Company to the extent the same are in existence.

(b) There are no rights or Contracts (including options, warrants, calls and preemptive rights) obligating the Company (A) to issue, sell, pledge, dispose of or encumber any Equity Interest of the Company, (B) to redeem, purchase or acquire in any manner any Equity Interests of the Company or (C) to make any dividend or distribution of any kind with respect to the Equity Interests of the Company (or to allow any participation in the profits or appreciation in value of the Company). There are no outstanding or authorized membership interest appreciation, phantom unit, profit participation, or similar rights affecting the Equity Interests of the Company. There are no agreements, instruments, proxies, judgments or decrees, whether written or oral, express or implied, other than this Agreement, relating to the voting of, sale, assignment, conveyance, transfer, delivery, right of first refusal, option or limitation on transfer of any Equity Interests of the Company.

Section 4.30 Other Equity Interests. The Company does not own any Equity Interest in any Person.

Section 4.31 Financial Statements. Seller has delivered to Buyer true and complete copies of (a) the audited financial statements of the Company for the year ended December 31, 2012, including the audited balance sheet of the Company as of December 31, 2012, and (b) the unaudited financial statements of the Company for the three months ended on the Balance Sheet Date, including the unaudited balance sheet of the Company as of the Balance Sheet Date ((a) and (b) collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position, results of operations, cash flows and change in equity of the Company as of and for the periods presented in accordance with GAAP; provided, however, that the unaudited Financial Statements are subject to normal year-end adjustments (which will not be material in the aggregate) and lack footnotes otherwise required by GAAP.

Section 4.32 No Liabilities; Indebtedness.

(a) Except as set forth in Schedule 4.32(a), the Company has no Liabilities that would have been required to be reflected in, reserved against or otherwise described on the Financial Statements or in the notes thereto in accordance with GAAP (it being understood that the unaudited financial statements included therein are subject to normal year-end adjustments and lack footnotes otherwise required by GAAP), that (i) are not reflected on or reserved against in the Financial Statements or the notes thereto or (ii) were not incurred in the Ordinary Course of Business since the Balance Sheet Date. The Company is not, nor has ever been, a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(b) Schedule 4.32(b) sets forth a complete and correct list of all Indebtedness (other than that arising under the Company Credit Facility or the ISDAs) of the Company as of the date of this Agreement, identifying the creditor, including name and address, and the type of instrument under which the Indebtedness is owed. With respect to each item of Indebtedness, the Company is not in default and no payments are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default by the Company under any item of Indebtedness. The Company has not received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. The Company has not guaranteed and is not responsible or liable for any Indebtedness of any other Person.

(c) To Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any Liability of the Company to any current, former, or alleged Equity Interest owner in such Person’s capacity (or alleged capacity) as an Equity Interest owner thereof.

(d) To Seller’s Knowledge, no event has occurred that would reasonably be expected to result in any post-Effective Time Obligation of the Company to any third party for personal injury or death as a result of the ownership and/or operation of the Assets, except to the extent (i) disclosed on Schedule 4.32(a), (ii) reflected in, reserved against or otherwise described on the Financial Statements or (iii) that the amount owed will be covered by insurance maintained by the Company other than any deductible applicable to such insurance coverage.

(e) Schedule 4.32(e) sets forth a complete and correct list of all capital expenditures of the Company since the Balance Sheet Date and prior to the date hereof exceeding $50,000 net to the Company’s interest, identifying in reasonable detail the Asset(s) to which each such capital expenditure applies.

Section 4.33 Employee Matters.

(a) Schedule 4.33(a) sets forth a true and complete list of each individual employed by the Company as of the date hereof, including the name, title and length of service, hereinafter referred to as the “Company Employees.” The Company has heretofore disclosed to Buyer complete and accurate information detailing the salary of each Company Employee. Schedule 4.33(a) also sets forth a true and complete list of each contractor which is not a business organization but is an individual who has been engaged by the Company to provide services as of the date hereof.

(b) The Company is in material compliance with all Laws relating to the employment of labor, including provisions thereof related to wages, hours, equal opportunity, collective bargaining, layoffs, immigration compliance and the collection and payment of social security and other withholding Taxes.

(c) There are no administrative charges or court complaints pending or, to Seller’s Knowledge, threatened against the Company before the U.S. Equal Employment Opportunity Commission or any Governmental Authority concerning alleged employment discrimination or any other matters relating to the employment of labor. There are no unfair labor practices charges or complaints pending, or to Seller’s Knowledge, threatened against the Company before the National Labor Relations Board or any Governmental Authority.

(d) The Company has not in the 90 days before the date hereof implemented any employee layoffs that constitute “mass layoffs” or “plant closings” as defined by the WARN Act.

(e) The Company has not experienced any union organization attempts, material labor disputes or work stoppage or slowdowns due to labor disagreements. To Seller’s Knowledge, there is no labor strike, dispute, work stoppage or slowdown pending or threatened with respect to the Company Employees or contractors of the Company. There are no collective bargaining agreements with any labor union or labor organization or other labor union agreements to which the Company is a party or by which it is bound, nor is the Company the subject of any legal proceeding asserting that the Company has committed an unfair labor practice or seeking to compel them to bargain with any labor organization as to wages or conditions. Since the Company’s inception, the Company has not experienced any union organizing activities and, to Seller’s Knowledge, no such activities are underway or threatened. There is no request for representation pending and, to Seller’s Knowledge, no question concerning representation has been raised, with any Governmental Authority. There is no formal grievance or arbitration relating to any current or former employees of the Company pending involving the Company.

(f) To Seller’s Knowledge, as to employees previously employed by the Company but who are no longer employed as of the signing of this Agreement, there are no claims that relate to events that occurred prior to the Balance Sheet Date and there are no claims by such employees, other than claims for payment of compensation and benefits in the Ordinary Course of Business, that relate to events that occurred after the Balance Sheet Date and prior to the date hereof.

(g) Since January 1, 2012, to Seller’s Knowledge, none of the Company Employees or any former employee of the Company has suffered an injury or illness that would be required to be recorded under the regulations of the Occupational Safety and Health Administration (OSHA) or, if any such injury or illness has occurred, the Company has fully complied with OSHA.

(h) The Company will have no employees at Closing.

Section 4.34 Employee Benefit Plans.

(a) Except as set forth on Schedule 4.34(a), the Company does not maintain, contribute to or have any obligation to contribute to, or have any Liability with respect to, (A) any employee pension benefit plans (as defined in Section 3(2) of ERISA) whether or not terminated (the “Employee Pension Plans”); (B) any ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”); or (C) any plan, policy, program or arrangement which provides nonqualified deferred compensation benefits, bonus or compensation benefits, severance benefits, incentive or compensation benefits, “change of control” benefits, equity-based compensation awards, executive or supplemental income benefits, or any other program, plan, policy or arrangement which provides retirement, health, life, disability, accident, vacation, tuition reimbursement or material fringe benefits (“Other Plans”). None of the Company nor Commonly Controlled Entities currently participates in or contributes to or maintains or has any obligation to contribute to (or has or reasonably expects to incur any other Liability with respect to), (1) any Employee Pension Plan subject to Title IV of ERISA or Section 412 of the Code or (2) any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), and none of the Company nor any Commonly Controlled Entities has incurred or reasonably expects to incur any current or potential withdrawal Liability with respect to any Multiemployer Plan. The Company does not maintain or have any obligation to contribute to (or any other Liability with respect to) any funded or unfunded Employee Welfare Plan or Other Plan which provides post retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than health benefits required to be provided to former employees, their spouses and other dependents under COBRA or similar state Law. Any Employee Pension Plan, any Employee Welfare Plan and any Other Plan shall be referred to herein collectively as the “Employee Plans.” Solely for purposes of Section 4.34, a “Commonly Controlled Entity” means any entity (whether or not incorporated) which is under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code; provided, however, that such term shall not include any entity which has, directly or indirectly, an ownership interest in Seller, or any subsidiary of such entity which has, directly or indirectly, an ownership interest in Seller.

(b) The Company has made available to Buyer (A) true and complete copies of each Employee Plan and amendments thereto (or, if not written, a summary of its terms); (B) any related trust agreement or other funding agreement currently in effect, including insurance Contracts; (C) the most recent Internal Revenue Service determination letter or opinion letter, if applicable; (D) any summary plan description and other material written communication (or a description of any material oral communications) by the Company to its employees concerning the benefits provided under the Employee Plan, if applicable; (E) the most recent financial statements and last three Form 5500 annual reports (including schedules), if applicable; (F) the most recent actuarial report, if applicable; and (G) all administrative service agreements with respect to the Employee Plans currently in effect.

(c) There are no pending or, to Seller’s Knowledge, threatened claims (other than routine claims for benefits) by or on behalf of any Employee Plan or otherwise involving any such Employee Plan or any trusts which are associated with such Employee Plans and, to Seller’s Knowledge, none of the Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other agency.

(d) Each of the Employee Plans has been, and is being, maintained, funded and administered in all material respects in accordance with their terms and complies in form and in application in all material respects with the applicable requirements of all applicable Law, including ERISA and the Code. No fiduciary has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.

(e) For each Employee Plan that is intended to satisfy the provisions of Section 401(a) of the Code, (A) such Employee Plan has been timely amended to comply with changes in any applicable Law (or an interpretation thereof); (B) such Employee Plan is the subject of a favorable determination or opinion letter from the Internal Revenue Service; (C) none of the determination or opinion letters has been revoked by the Internal Revenue Service, nor has the Internal Revenue Service given any indication to the Company that it intends to revoke any such letter; and (D) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA has occurred with respect to any Employee Plan that could reasonably be expected to result in any material Liability to the Company and no Tax has been imposed pursuant to Section 4975, 4976 or 4980D of the Code or Section 502(c), (i) or (l) of ERISA in respect thereof.

(f) For each Employee Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code, the Company has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, and the Company does not have any Liability attributable to a failure to provide continuation coverage under COBRA.

(g) All contributions to, and payments from, the Employee Plans which are required to have been made by the Company with respect to any period ending on or before the date hereof, in accordance with such Employee Plans, have been timely made, and all contributions for any period ending on or before the date hereof that are not yet due have been paid to each Employee Plan or accrued in accordance with past custom and practice of the Company.

(h) The Company does not have any formal plan or commitment, whether legally binding or not, to create any additional Employee Plans or modify or change any existing Employee Plans that would materially increase the cost of providing benefits to any employee or terminated employee, manager or director of the Company. The Company has not entered into any Contract with a trade union or other representative entity that would restrict or prevent the implementation of layoff, severance or similar programs. No Commonly Controlled Entity has any formal plan or commitment, whether legally binding or not, to create any Employee Pension Plans subject to Title IV of ERISA or to incur any Liability with respect to any Multiemployer Plans.

(i) Except as set forth in Schedule 4.34(i), neither the execution and delivery of this Agreement by Seller nor the performance by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (1) accelerate the time of payment or vesting, or increase the amount of compensation due any director, manager, officer or Company Employee under any of the Employee Plans; (2) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available; (3) result in any payment becoming due to any officer, director, Company Employee or consultant of the Company; or (4) create any obligation to pay any amount that would be treated as an excess parachute payment under Section 4999 of the Code.

(j) Each Employee Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (after taking into account any applicable exemptions) has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and the applicable regulatory guidance with respect thereto.

(k) All “health plans” and “group health plans” (as those terms are defined by the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 (“HIPAA”)) that the Company sponsors are in compliance in all material respects with all applicable requirements under HIPAA and the regulations issued thereunder.

(l) There has been no termination or partial termination of any Employee Plan within the meaning of Section 411(d)(3) of the Code.

(m) No Employee Plan is funded with or allows for payment or distributions in any employer security (as defined in Section 407 of ERISA) of the Company.

Section 4.35 Bank Accounts. Schedule 4.35 sets forth (i) the name of each financial institution in which the Company has any borrowing or investment agreement (excluding the Company Credit Facility), deposit or checking accounts or safe deposit boxes and (ii) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto.

Section 4.36 Affiliate Transactions.

(a) Except as set forth on Schedule 4.36, the Company has not made any exchanges, barter arrangements, loans or advances or otherwise extended credit to any managers, directors, officers, agents, employees, consultants or equityholders of Seller or any of its Affiliates in their roles as managers, directors, officers, agents, employees, consultants or equityholders, or any of their respective Affiliates, since the Balance Sheet Date or that are otherwise outstanding, and any such exchanges, barter arrangements, loans, advances or extensions of credit will have been repaid as of the date hereof.

(b) Except as set forth in Schedule 4.36, there are no powers of attorney outstanding by the Company in favor of any other Person.

(c) Except as set forth in Schedule 4.36, since the Balance Sheet Date, there has not been paid or been committed to be paid to or for the benefit of any of the managers, directors, officers, agents, employees, consultants or representatives of the Company anything other than fees (including directors’ fees), wages, salaries, commissions and expense reimbursements, in each case in the Ordinary Course of Business.

(d) Schedule 4.36 sets forth all services (excluding service as an employee) and assets owned, licensed to or otherwise held by Seller or any Affiliate of Seller (other than the Company), that are or were made available or provided to or used by the Company within the one-year period prior to the date of this Agreement or which may be required to operate the business of the Company from and after the date hereof consistent with past practices in the preceding year.

(e) Except as set forth in Schedule 4.36, (A) the Company is not obligated to pay currently or in the future any amounts to Seller or any Affiliate of Seller for services rendered to the Company, and neither Seller nor any Affiliate of Seller is obligated to pay currently or in the future any amounts to the Company and (B) since the Balance Sheet Date, the Company has not purchased, transferred or leased any real or personal property from or for the benefit of, paid any commission, salary or bonus to or for the benefit of, Seller or any Affiliate of Seller or any manager, director, officer, shareholder, member or partner thereof and the Company has not sold, transferred or leased any real or personal property to Seller or any Affiliate of Seller.

Section 4.37 Intangible Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of the Company, or for the ownership and operation, or continued ownership and operation, of any Assets of the Company, for which the Company does not hold valid and continuing authority in connection with the use thereof.

Section 4.38 Books and Records. All books, records and files of the Company (including those pertaining to the Assets, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (i) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (ii) fairly and accurately reflect the ownership, use, enjoyment and operation by the Company of the Assets.

Section 4.39 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance in accordance with customary business practices for non-public companies that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.40 Limitation on Distributions. From the Effective Time, the Company has not made any distribution of cash or other assets to any owner of any of its Equity Interests as a dividend or other distribution, except as permitted by Section 6.9.

Section 4.41 No Change of Control Payments. There are no change of control payments due and payable by the Company on account of the transactions contemplated by this Agreement.

ARTICLE 5

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

Section 5.1 Organization and Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in each state where failure to be so qualified could reasonably be expected to adversely affect the Assets or consummation of the transactions contemplated by this Agreement.

Section 5.2 Power. Buyer has all requisite power and authority to carry on its business as presently conducted and to execute, deliver and perform this Agreement and all documents required to be executed and delivered by Buyer at Closing. The execution, delivery and performance of this Agreement (and such documents) do and will not violate, or be in conflict with, any provision of Buyer’s governing documents or any provisions of any material agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

Section 5.3 Authorization and Enforceability. The execution, delivery and performance by Buyer of this Agreement (and all documents required to be executed and delivered by Buyer at Closing), and the consummation of the transactions contemplated hereby (and thereby) have been duly and validly authorized by all necessary action on behalf of Buyer. This Agreement constitutes (and, at Closing, such documents shall constitute) Buyer’s legal, valid and binding obligation, enforceable against Buyer in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The Conflicts Committee has (i) granted “Special Approval” with regard to this Agreement under the First Amended and Restated Agreement of Limited Partnership of Memorial Production Partners LP dated as of December 14, 2011 (as amended) and (ii) recommended that the board of directors of Memorial Production Partners GP LLC authorize and approve the execution and delivery of this Agreement by Buyer.

Section 5.4 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

Section 5.5 Litigation. There are no actions, suits, governmental investigations, written governmental inquiries, claims, disputes or proceedings pending or, to Buyer’s knowledge, threatened in writing against Buyer that affect the Parties’ ability to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

Section 5.6 Securities Law, Access to Data and Information. Buyer is familiar with the Company Interests and the Assets, is a knowledgeable, experienced and sophisticated investor in the oil and gas business, and is an “accredited investor” as such term is defined in Regulation D of the Securities Act. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Company Interests. Buyer acknowledges that the Company Interests may be deemed to be “securities” under the Securities Act and certain applicable State securities or blue sky laws, and that resales thereof may therefore be subject to the registration requirements of such acts. The Company Interests are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities Laws.

Section 5.7 Financing. Buyer has, or will have by Closing, financing sufficient to pay the Purchase Price in cash at Closing as contemplated by this Agreement. Buyer is solvent and will not be rendered insolvent by the transactions contemplated by this Agreement. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Buyer will be able to pay its liabilities as they become due in the usual course of its business; (ii) Buyer will not have unreasonably small capital with which to conduct its business; and (iii) Buyer will have assets (calculated at fair market value) that exceed its liabilities.

ARTICLE 6

COVENANTS AND AGREEMENTS

Section 6.1 Covenants and Agreements of Seller and the Company.

(a) Access to Records; Physical Access to the Leases and Wells. From the date of this Agreement to the earlier of the Closing or the termination of this Agreement, Seller will, and will cause the Company to:

(i) Upon reasonable written notice from Buyer, make the Records available to Buyer and its representatives for inspection and review at Seller’s or the Company’s offices during normal business hours to permit Buyer to continue to perform its due diligence review, provided that Buyer may inspect the Records only to the extent it may do so without violating any obligation of confidence or contractual commitment of Seller or the Company to a third Person (and Seller will, and will cause its Affiliates to, use commercially reasonable efforts to promptly obtain waivers of any such obligations or commitments);

(ii) Subject to the consent and cooperation of third Persons, assist Buyer in its efforts to obtain, at Buyer’s expense, such additional information from such Persons as Buyer may reasonably desire, provided that Buyer may inspect such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of Seller or the Company to a third Person;

(iii) If disclosure or access is prohibited, use commercially reasonable efforts to obtain permission to grant such access to Buyer and its representatives, and provide Buyer with as much information or access concerning the matter as is possible while still complying with applicable Laws and Seller’s obligations; provided, however, that neither Seller nor the Company shall be required to make any payments for the benefit of any third Person in order to do so; and

(iv) Upon reasonable written notice from Buyer, grant Buyer, during reasonable business hours, physical access to the Assets to allow Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Assets, provided, that (A) in connection with any such on-site inspections, Buyer shall not unreasonably and materially interfere with the normal operation of the Assets and shall comply with all requirements of the operators of the Assets and (B) if Buyer or its agents prepare an environmental assessment of any Asset, Buyer shall keep such assessment confidential, unless disclosure is required pursuant to applicable Law, to any of Buyer’s lenders or by a Governmental Authority. Buyer acknowledges that the permission of the operator (if other than the Company) or another third party may be required before Buyer will be able to inspect portions of the Assets and that such permission must be obtained prior to the inspection of such portions. Seller will, and will cause its Affiliates to, use commercially reasonable efforts to promptly obtain any such permissions.

IN CONNECTION WITH GRANTING SUCH ACCESS, BUYER REPRESENTS THAT IT IS ADEQUATELY INSURED AND WAIVES, RELEASES AND AGREES TO INDEMNIFY THE SELLER INDEMNITEES AGAINST ALL CLAIMS FOR INJURY TO, OR DEATH OF, ITS PERSONS OR THE SELLER INDEMNITEES OR FOR DAMAGE TO ITS PROPERTY OR THE PROPERTY OF THE SELLER INDEMNITEES ARISING IN ANY WAY FROM THE ACCESS AFFORDED TO BUYER HEREUNDER OR THE ACTIVITIES OF BUYER, REGARDLESS OF CAUSE, INCLUDING THE CONCURRENT NEGLIGENCE OF SELLER, THE COMPANY AND THEIR CONTRACTORS AND SUBCONTRACTORS AND THEIR EMPLOYEES, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON. THIS WAIVER, RELEASE AND INDEMNITY BY BUYER SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

(b) Conduct of Business of the Company. From the date of this Agreement to the earlier of the Closing or termination of this Agreement and except to the extent expressly otherwise required by other provisions of this Agreement, Seller will cause the Company to:

(i) Conduct its business in the Ordinary Course of Business;

(ii) Maintain and operate the Operated Assets as a reasonably prudent operator in the Ordinary Course of Business;

(iii) Use commercially reasonable efforts to (A) preserve intact its present business organization, (B) keep available the services of its current officers, contractors and employees until Closing at their current rates of compensation, commissions and benefits and (C) preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Closing;

(iv) Pay or cause to be paid on a timely basis its proportionate share of all costs and expenses incurred in connection with the operation of the Operated Assets;

(v) Keep and maintain in all material respects accurate books, records and accounts;

(vi) Maintain in full force and effect existing insurance policies and binders of the Company subject only to variations required by the Ordinary Course of Business, or else will obtain, prior to the lapse of any such policy or binder, substantially similar coverage with insurers of recognized standing;

(vii) Pay all Taxes imposed upon any of its Assets or with respect to its business before any penalty or interest accrues thereon;

(viii) Pay all claims and expenses (including claims and expenses for labor, services, materials and supplies) which are not the subject of a bona fide dispute when they become due and payable in accordance with their terms other than the Buyer Costs and Expenses;

(ix) Pay all wages and other compensation accrued by all Company Employees when they become due and payable in accordance with the obligations of the Company under any labor or employment practices and policies, or any collective bargaining agreement or other labor contract or individual agreement to which the Company is a party, or by which the Company may be bound;

(x) Pay or cause to be paid all bonuses and rentals, royalties, overriding royalties, shut-in royalties, and minimum royalties and development and operating expenses, ad valorem, property, production, severance, excise, and similar taxes, and other payments incurred with respect to the Operated Assets except (A) royalties held in suspense as a result of title issues or another legally permissible reason and that do not give any third party a right to cancel an interest in an Asset and (B) expenses or royalties being contested in good faith, unless the nonpayment of such contested expenses or royalties could result in the loss of a Lease, in which case Seller shall notify Buyer and obtain Buyer’s approval prior to withholding such payment;

(xi) Comply in all material respects with the Leases, Contracts and all applicable Laws, statutes, ordinances, rules, regulations and orders relating to the Assets;

(xii) Maintain the personal property comprising part of the Operated Assets in at least as good a condition as it is on the date hereof, subject to ordinary wear and tear;

(xiii) Keep Buyer reasonably informed regarding current and proposed activities and operations relating to the Assets;

(xiv) Notify Buyer of ongoing activities and capital expenditures with respect to the Assets in excess of $50,000 per activity or expenditure, net to the interest constituting part of the Assets, other than recompletions and other Capital Projects (which in all cases are deemed approved by Buyer without further action necessary); and

(xv) At all times preserve and keep in full force and effect its corporate or other legal existence and rights material to the performance by the Company of its obligations under this Agreement;

(c) Restriction on Operations. From the date of this Agreement to the earlier of the Closing or the termination of this Agreement and except to the extent expressly required or permitted by other provisions of this Agreement, Seller shall not (and Seller shall not permit the Company to), without Buyer’s consent (which shall not be unreasonably withheld):

(i) Abandon any Operated Asset (except any Lease after the expiration of its primary term if not capable of producing in paying quantities);

(ii) Make any change to a division order, revenue deck or expense deck relating to any Asset that causes the Net Revenue Interest or Working Interest in such Asset to differ from that set forth for such Property on Exhibit B;

(iii) Make any other material change to a division order, revenue deck or expense deck relating to any Asset without written notice to Buyer (for such purposes, a customary change to the ownership of an individual interest arising from a transfer by sale, gift or death shall not constitute a material change);

(iv) Declare, set aside or pay any dividend or distribution, whether in cash, Equity Interests or property (or any combination thereof); issue, sell, purchase, redeem or otherwise acquire Equity Interest of the Company or issue any Commitment with respect thereto; liquidate, dissolve, merge, consolidate, restructure, recapitalize or otherwise reorganize the Company or make any other change in the capitalization of the Company; split, combine or reclassify any of its Equity Interests; or enter into, or otherwise become a party to, any Contract relating to the voting, registration or transfer of any Equity Interests of the Company;

(v) (A) Increase the rate or terms of compensation payable or to become payable by the Company to its managers, directors, officers or Company Employees, except increases occurring in the Ordinary Course of Business; or (B) increase the rate or terms (including vesting status) of any bonus, insurance, pension or other employee benefit plan or arrangement made to, for or with any such managers, directors, officers or Company Employees, except increases occurring in the Ordinary Course of Business;

(vi) Create, incur or assume any Indebtedness (excluding borrowings under the Company Credit Facility in the Ordinary Course of Business) or guarantee any Indebtedness of any Person or create, incur or permit to exist any Lien on any asset of the Company other than Permitted Encumbrances;

(vii) (A) Amend the Organizational Documents of the Company, (B) amend in any material respects or terminate any Lease or any Material Agreement except as may be terminated by operation of its terms through no fault or election of the Company or as permitted under this Agreement or (C) assign any Lease or Material Agreement to any Person;

(viii) Make an equity investment in any other Person or acquire, by merger or consolidation or purchase, any Equity Interests in any Person;

(ix) Engage in any line of business in which it is not engaged as of the date hereof;

(x) Make any change in any method of accounting or accounting principles other than as required by GAAP;

(xi) Enter into any settlement of any material issue with respect to any assessment or audit or other administrative or judicial proceeding with respect to Taxes for which the Company or Buyer may have Liability;

(xii) Terminate or voluntarily relinquish any Permit;

(xiii) Establish, amend or terminate an Employee Plan except for amendments and terminations required by applicable Law, or enter into, amend or terminate any consulting, employment, severance, change of control, bonus, termination or similar Contract with any Person;

(xiv) Make any loan to or enter into any transaction with any Company Employee, or any officer, director or Affiliate of the Company, except for the payment of salaries, commissions and benefits to which all similarly situated employees are generally entitled; or make any loan to any consultant of the Company;

(xv) Resign, transfer or otherwise voluntarily relinquish any control, possession of or right it has as of the date of this Agreement as operator of any Asset;

(xvi) Sell, lease or sublease, transfer, farm out or otherwise dispose of or mortgage, pledge or otherwise encumber any Asset (except for Permitted Encumbrances and sales of Hydrocarbons in the Ordinary Course of Business) or acquire any oil and gas interests or any other assets that have a value at the time of such acquisition of $50,000 or more;

(xvii) Enter into any hedging or derivative Contract (financial, commodity or otherwise) other than the Hedges;

(xviii) Make any loan, advance or capital contribution to, or investment in, any Person;

(xix) Agree with any Person to limit or otherwise restrict in any manner the ability of the Company to compete or otherwise conduct its business;

(xx) Assume, endorse (other than endorsements of negotiable instruments in the Ordinary Course of Business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Liabilities of any other Person;

(xxi) Incur any cost or expense for geophysical items including acquisition, processing, reprocessing or interpretation; make a capital expenditure or series of related capital expenditures of $50,000 or more;

(xxii) Propose, under any joint operating agreement, any operation with respect to the Assets reasonably expected to cost the Company in excess of $50,000;

(xxiii) Consent to any operation with respect to the Assets reasonably expected to cost the Company in excess of $50,000 that is proposed by any third party;

(xxiv) Execute any applicable pooling or unitization order;

(xxv) Enter into any Contract that would constitute a Material Agreement (it being understood that Exhibit C shall be amended to reflect any such Material Agreement approved by Buyer);

(xxvi) Change or make any material Tax election with respect to the Company or its Assets;

(xxvii) Reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held in connection with any Asset (provided that if any insurance coverage terminates in accordance with its terms in effect on the date hereof, Seller will be Obligated to renew or replace such insurance coverage only if such renewal or replacement is available on commercially reasonable terms);

(xxviii) Enter into any new marketing Contracts providing for the sale of Hydrocarbons for a term beyond October 31, 2013;

(xxix) Take any action described in Section 4.27; or

(xxx) Resolve or enter into or adopt any plan or agreement with respect to any of the foregoing;

provided, however, that (x) the foregoing shall not limit or restrict the ability of the Company to respond to emergency situations; provided, however, that Seller shall promptly notify Buyer of the same; (y) with respect to AFEs and other proposed operations and pooling orders with respect to the Assets, Buyer shall be deemed to have approved the same unless Buyer objects to Seller’s recommended action or response with respect thereto within five days after Buyer is notified in writing thereof or, if response to a third party operator is required within a shorter time period, Seller shall provide Buyer a copy of the relevant request immediately after receipt and Buyer shall notify Seller of its objections within a reasonable period of time prior to the required response time; and (z) with respect to Excluded Assets, the Seller is hereby expressly permitted to cause the Company to distribute and assign each Excluded Asset to Seller before the Closing.

Section 6.2 Confidentiality.

(a) All data and information, whether written or oral, obtained from Seller or the Company in connection with the transactions contemplated hereby, including the Records, whether obtained by Buyer before or after the execution of this Agreement, and data and information generated by Buyer based on data or information obtained from Seller or the Company in connection with the transactions contemplated hereby (collectively, the “Information”), is deemed by the Parties to be confidential. Until the Closing, except as required by Law, Buyer and its officers, agents and representatives shall hold in strict confidence all Information, except any Information which:

(i) At the time of disclosure by Seller or the Company is in the public domain;

(ii) After disclosure by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer;

(iii) Buyer can establish was rightfully in its possession at the time of disclosure by Seller;

(iv) Buyer rightfully received from third Persons (non-Affiliates) free of any obligation of confidence;

(v) Is developed independently by Buyer without the Information, provided that the Person or Persons developing the data shall not have had access to the Information; or

(vi) The disclosure of which is reasonably necessary in order to comply with applicable Transfer Requirements or Preferential Rights, notices required to be given under applicable contracts or to seek approvals and consents of Governmental Authorities for the conveyance of any Assets or the transactions contemplated hereby.

(b) Return of Information. If Closing does not occur and this Agreement is terminated, if Seller so requests at any time, Buyer shall: (i) return to Seller all copies of the Information in its possession obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to this Section 6.2; and (ii) destroy any and all notes, reports, studies or analyses based on, or incorporating, the Information. The terms of this Section 6.2 shall survive termination of this Agreement.

(c) Injunctive Relief. Buyer agrees that Seller shall not have an adequate remedy at law if Buyer violates any of the terms of this Section 6.2. In such event, Seller shall have the right, in addition to any other they may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.2, or to obtain specific enforcement of such terms.

Section 6.3 SEC Matters. Seller acknowledges that Buyer and its Affiliates may be required to include financial statements and other financial information relating to the Assets (“SEC Financial Statements”) in documents filed with the SEC by Buyer and its Affiliates pursuant to the Securities Act or the Exchange Act, and that such SEC Financial Statements may be required to be audited. In that regard, prior to the Closing and subsequent to the Closing to the extent Seller is then in existence, Seller hereby covenants and agrees (i) to provide reasonable and customary assistance to Buyer in connection with the preparation of the SEC Financial Statements and (ii) to provide Buyer reasonable access to such records (to the extent Seller has such information) and personnel of Seller as Buyer may reasonably request to enable Buyer, and its representatives and accountants, at Buyer’s sole cost and expense, to prepare and have audited such SEC Financial Statements. Buyer shall reimburse Seller for any out of pocket expenses incurred by Seller in providing such assistance and access, provided that such expenses were incurred with Buyer’s prior written consent. Notwithstanding anything to the contrary herein, Seller shall provide Buyer and its independent accountants with access to any and all existing financial information, books, records, and documents in its possession that relate to the Company (subject to any privilege or confidentiality obligations) and other data relating to the Assets relevant to the periods being audited.

Section 6.4 Casualty or Condemnation Loss.

(a) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (“Casualty Loss”), and the loss as a result of such Casualty Loss individually or in the aggregate exceeds 1.5% of the unadjusted Purchase Price, Seller shall have the option to exclude any affected Assets from the transactions contemplated by this Agreement and reduce the Purchase Price by the aggregate Allocated Values of such excluded Assets. If Seller opts to exclude any such Asset (collectively, the “Retained Assets”), Seller shall cause the Company to assign such Retained Assets to Seller before Closing. If Seller elects not to elect the option to exclude such affected Assets, Buyer shall, at Seller’s election, nevertheless be required to consummate the transactions contemplated hereby, and Seller shall elect, by written notice to Buyer delivered at least five Business Days prior to Closing, in the case of fire or other casualty, either (i) to cause the Assets affected by any such Casualty Loss to be repaired or restored to at least their condition prior to such Casualty Loss, at Seller’s sole cost, risk and expense, as promptly as reasonably practicable (which work must be completed by the Closing Date), or (ii) to indemnify Buyer and the Company in a manner reasonably acceptable to Buyer against any Losses that Buyer or the Company reasonably incur to repair the Assets subject to any such Casualty Loss. In the case of condemnation or eminent domain, the Parties shall work together in good faith to reduce the Purchase Price by an amount equal to the Allocated Value (or applicable portion thereof) of the Assets (or portion thereof) taken in condemnation or under right of eminent domain. In each case, the Company shall retain all rights to insurance and other claims against third Persons with respect to the Casualty Loss, except to the extent the Parties otherwise agree in writing.

(b) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets experiences a Casualty Loss, and the loss as a result of such Casualty Loss individually or in the aggregate is 1.5% or less of the unadjusted Purchase Price, Buyer shall nevertheless be required to close and Seller shall, at Closing, pay to Buyer all sums (if any) paid to Seller by third Persons by reason of such Casualty Loss and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third Persons arising out of the Casualty Loss.

Section 6.5 Further Assurances. Each Party shall use its respective commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated hereby, and to ensure that all of the conditions to its respective obligations contained in Article 9 or Article 10, as applicable, are satisfied as soon as reasonably practicable.

Section 6.6 Notification of Certain Matters. Seller and Buyer shall each give prompt written notice to the other of (a) the occurrence, or failure to occur, of and shall provide accurate and complete copies of any and all information relating to, any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, and (b) the failure of such Party (or, in the case of Seller, the Company), or any officer, director, manager, employee, or agent thereof, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder. A notifying Party under this Section 6.6 shall use all commercially reasonable efforts to cure or remedy, before the Closing, any occurrence of any event described in (a) or (b) in the preceding sentence. If any event described in (a) or (b) above occurs and the applicable Party fails to give notice thereof in accordance with this Section 6.6 but such event is cured prior to the Closing Date, such Party shall have no liability for such failure to give notice, and such failure to give notice shall not constitute a breach of this Section 6.6.

Section 6.7 Tax Matters.

(a) The Parties acknowledge that the purchase and sale of the Company Interests is treated as a purchase and sale of the Assets for federal income Tax purposes and shall be reported accordingly.

(b) Tax and Tax Return Responsibilities.

(i) Except as otherwise provided herein, each Party shall bear all Taxes imposed on it as a result of the transactions contemplated by this Agreement. Each Party shall timely file, to the extent required by or permissible under applicable Law, all Tax Returns and other documentation with respect to any such Taxes.

(ii) Seller shall prepare or cause to be prepared the Company’s U.S. federal and state income Tax Returns for all Pre-Closing Periods and any other Tax Returns of the Company that are due on or before the Closing Date.

(iii) Buyer shall prepare or cause to be prepared all other Tax Returns of the Company for Pre-Closing Periods (“Pre-Closing Tax Returns”). Such Pre-Closing Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Reasonably in advance of filing, which shall be no later than 10 days prior to the due date for filing any such Pre-Closing Tax Return, Buyer shall deliver a copy of each such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to Seller for its review and reasonable comment. Buyer will cause each such Pre-Closing Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and will provide a copy to Seller.

(iv) Buyer shall prepare or cause to be prepared all Tax Returns of the Company for all Straddle Periods (“Straddle Tax Returns”). Such Straddle Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Reasonably in advance of filing, which shall be no later than 20 days prior to the due date for filing any such Straddle Tax Return, Buyer shall deliver a copy of each such Straddle Tax Return, together with all supporting documentation and workpapers, to Seller for its review and reasonable comment. Buyer will cause each such Straddle Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and will provide a copy to Seller.

(v) Neither Buyer nor any of its Affiliates shall amend, re-file, revoke or otherwise modify any Tax Return or Tax election of the Company (or any successor(s) thereof) with respect to a Pre-Effective Period without the prior written consent of Seller.

(vi) If after the Closing Date, the Company receives a Tax refund or credit that is attributable to a Pre-Effective Period, then Buyer shall cause the Company reasonably promptly thereafter to pay to Seller the amount of such refund or credit together with any interest thereon.

(c) Each Party shall use commercially reasonable efforts to cooperate fully with the other Party, as and to the extent reasonably requested by the other Party and at the requesting Party’s expense, in connection with the filing of Tax Returns and any proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such proceeding and making employees (to the extent such employees were responsible for the preparation, maintenance or interpretation of information and documents relevant to Tax matters or to the extent required as witnesses in any Tax proceedings), available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party agrees to retain all of its books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Governmental Authority.

(d) Buyer shall be responsible for and pay all sales, transfer, use and similar taxes arising from or associated with the transfer to Buyer (other than taxes based on income or gain) and all costs and expenses (including recording fees and real estate transfer taxes and real estate transfer stamps) incurred in connection with the purchase of the Company Interests hereby.

(e) If notice of any audit, examination or other proceeding with respect to Taxes of the Company (a “Tax Claim”) shall be received by either Party for which the other Party may reasonably be expected to be liable pursuant to Article 13, the notified Party shall notify such other Party in writing of such Tax Claim; provided, however, that the failure of the notified Party to give the other Party notice as provided herein shall not relieve such failing Party of its obligations under Article 13, except to the extent that the other Party is actually and materially prejudiced thereby.

(f) On or prior to the Closing Date, the Parties shall agree in writing on the allocation of the Purchase Price among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, which shall be consistent with the Allocated Values. Buyer and Seller shall report the transactions contemplated under this Agreement on all federal, state and local Tax Returns, including Internal Revenue Service Form 8594, which the Parties shall timely file with the Internal Revenue Service, in a manner consistent with such allocation. Buyer and Seller agree that they or any of their respective Affiliates shall not take any position inconsistent with such allocation in any Tax Return, in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchase right holders or in other documents or notices relating to the transactions contemplated by this Agreement unless required to do so by a final determination as defined in Section 1313 of the Code. The Parties shall confer and cooperate on any revisions to the allocation of the Purchase Price, including reporting any matters that require updating to be consistent with the agreed allocation.

Section 6.8 Directors and Officers Indemnity.

(a) For a period of four years from and after the Closing, Buyer shall indemnify and hold harmless each Person who has been at any time prior to the Closing an officer or director of the Company (each an “Indemnified Officer and Director” and collectively, the “Indemnified Officers and Directors”) but only to the extent that such Indemnified Officer and Director was entitled to indemnification from the Company immediately prior to the date hereof under the Organizational Documents of the Company in such Indemnified Officer and Director’s capacity as an officer or director of the Company, regardless of whether such contracts are terminated on or after the Closing. The procedures associated with such indemnification shall be the same (or in any event no less favorable to the Indemnified Officers and Directors) as those associated with the Indemnified Officer and Director’s indemnification from the Company immediately prior to the date hereof (provided, however, that Buyer shall have no obligation under any “change-in-control” or similar provisions.

(b) For a period of four years from and after the Closing, Buyer shall cause the Organizational Documents of the Company to contain provisions no less favorable to the Indemnified Officers and Directors than those contained in such Organizational Documents immediately prior to the date hereof regarding indemnification and the procedures associated with such indemnification. If Buyer, the Company or any of their successors or assigns (i) consolidates with or merges with any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in any case, proper provision shall be made so that the successors and assigns of Buyer, the Company or applicable successor or assign shall assume the obligations set forth in this Section 6.8.

(c) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, the Parties, each Indemnified Officer and Director and their respective heirs and representatives.

Section 6.9 Distribution. Seller will, before Closing, cause the Company to distribute to Seller the Excluded Assets, and Seller will assume all liabilities and obligations associated with the ownership and operation of the Excluded Assets, all pursuant to the Assignment and Assumption Agreement.

Section 6.10 Non-Operated Property Matters. Subject to Section 6.1(y), if between the date hereof and the Closing the operator of any Non-Operated Asset proposes any operation or action with respect to such Non-Operated Asset, Seller will promptly notify Buyer of such proposal and shall vote in favor of (or against), or grant (or withhold) consent to, such operation or action as directed by Buyer in its sole discretion.

ARTICLE 7

TITLE DEFECTS

Section 7.1 Title Examination and Access; Disclaimer and Special Warranty.

(a) Examination. Buyer may make or cause to be made at its expense such examination as it may desire of the Company’s title to the Assets. For such purposes, until the Defect Notice Time, Seller and the Company shall give to Buyer and its representatives full access during their respective regular hours of business to all of the files, records, contracts, correspondence, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files, title records, ownership maps, surveys, and any other information, data, records, and files that they have relating in any way to the title to the Assets, the past or present operation thereof, and the marketing of production therefrom, except, however, where restricted by license agreements or other agreements or contracts with a non-affiliated third party.

(b) General Disclaimer of Title Warranties and Representations. Except for the special warranty of title as set forth in Section 7.1(c) and without limiting Buyer’s remedies for Title Defects set forth in this Article 7, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the Company’s title to any of the Properties, and Buyer hereby acknowledges and agrees that (except for breaches of any of the covenants set forth in this Agreement, for which Buyer will have the remedies provided in Article 13) Buyer’s sole remedy for any Title Defect, with respect to any of the Properties shall be as set forth in or pursuant to this Article 7.

(c) Special Warranty. If the Closing occurs, then effective as of the Closing Date, Seller warrants Defensible Title as of the Closing Date to the Wells and Leases unto the Company against any Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under the Company, but not otherwise, subject, however, to the Permitted Encumbrances.

Section 7.2 Title Defects.

(a) As used herein, the term “Title Defect” shall mean any matter affecting any Asset that causes the Company to have less than Defensible Title to such Asset. In evaluating whether a matter constitutes a Title Defect, due consideration shall be given to whether such matter is of the type expected to be encountered in the area involved as determined by reasonable and prudent operators and is customarily acceptable to reasonable and prudent operators in such area. Buyer shall notify Seller of Title Defects (“Title Defect Notices”) no later than 5:00 p.m. Houston, Texas time on September 13, 2013 (the “Defect Notice Time”). Each Title Defect Notice shall be in writing and include: (i) a specific description of the alleged Title Defect(s); (ii) the Assets affected; (iii) a detailed explanation of the basis for the alleged Title Defect; (iv) supporting documents reasonably sufficient for Seller to verify the existence of the alleged Title Defect(s); (v) the amount by which Buyer reasonably believes in good faith the Allocated Values of the affected Asset(s) are reduced by the alleged Title Defect(s) (the “Title Defect Value”); and (vi) the computations upon which Buyer’s belief is based.

(b) For each Title Defect timely asserted in a Title Defect Notice, Seller shall have the option of (i) attempting to Cure (at Seller’s (and not the Company’s) sole cost) the Title Defect, (ii) contesting in good faith the Title Defect or Buyer’s good faith estimate of the Title Defect Value in accordance with Section 7.4, or (iii) reducing the Purchase Price by Buyer’s good faith estimate of the Title Defect Value set forth in the Title Defect Notice, subject to the limitations set forth in this Article 7. Seller shall notify Buyer in writing of its election no more than four Business Days following its receipt of a Title Defect Notice, and Seller’s failure to timely deliver a notice shall be deemed an election under clause (iii) of the preceding sentence.

(c) From the date hereof through the Defect Notice Time, the Parties will use good faith commercially reasonable efforts to meet biweekly, whether in person or via conference call, to discuss the status of Buyer’s Title Defect review.

Section 7.3 Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a) If the Title Defect is that the actual Net Revenue Interest attributable to any Well (or the specified zone(s) therein) is less than that stated in Exhibit B and there is a corresponding proportionate decrease in Working Interest, then the Title Defect Value is the product of the Allocated Value of such Asset multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest set forth in Exhibit B and the actual Net Revenue Interest, and the denominator of which is the Net Revenue Interest stated in Exhibit B;

(b) If the Title Defect results from (i) the Company having a greater Working Interest in a Well (or the specified zone(s) therein) than the Working Interest specified therefor in Exhibit B without a corresponding increase in the Net Revenue Interest or (ii) the Company having a lesser Net Revenue Interest in a Well (or the specified zone(s) therein) than the Net Revenue Interest specified therefor in Exhibit B without a corresponding decrease in the Working Interest for such Well, the Title Defect Value shall be equal to the present value (discounted at 10% compounded annually) of the Parties’ agreed good faith estimate of the decreased value of such Well (or the specified zone(s) therein) for the period from and after the Effective Time which is attributable to such increase in the Company’s Working Interest or decrease in the Company’s Net Revenue Interest;

(c) If the Title Defect results from the existence of a lien, security interest, pledge, or collateral assignment, the Title Defect Value shall be an amount sufficient to fully discharge such lien, security interest, pledge, or collateral assignment;

(d) If the Title Defect results from any matter not described in paragraphs (a), (b) or (c) above, the Title Defect Value shall be an amount equal to the difference between the value of the Well(s) (or the specified zone(s) therein) or other Asset with such Title Defect and the value of the Well(s) (or the specified zone(s) therein) or other Asset without such Title Defect (taking into account the Allocated Value of the affected Asset); and

(e) If a Title Defect is not effective or does not affect a Well (or the specified zone(s) therein) or other Asset throughout the entire productive life of such Well (or the specified zone(s) therein) or other Asset, such fact shall be taken into account in determining the Title Defect Value.

Section 7.4 Contested Title Defects. With respect to any Title Defect timely asserted by a Title Defect Notice and not Cured, if Seller contests in good faith the existence of such Title Defect or Buyer’s good faith estimate of the Title Defect Value, then Seller shall so notify Buyer in writing no later than the earlier of (a) 10 Business Days after Buyer’s delivery to Seller of such Title Defect Notice or (b) September 20, 2013 (a “Title Defect Rejection Notice”), which Title Defect Rejection Notice shall state with reasonable specificity the basis of Seller’s rejection of the Title Defect or of such Title Defect Value. For any Title Defect asserted by Buyer in a Title Defect Notice by the Defect Notice Time, if Seller fails to timely deliver a Title Defect Rejection Notice, then (a) Seller shall be deemed to have accepted the validity of such Title Defect and such Title Defect Value and (b) the Purchase Price shall be reduced, subject to Section 7.5, by an amount equal to such Title Defect Value unless such Title Defect is Cured. If Seller timely delivers a Title Defect Rejection Notice with respect to any Title Defect, then representatives of the Parties, knowledgeable in title matters, shall promptly (but in any event no later than five Business Days after delivery of the Title Defect Rejection Notice) meet and attempt to agree on whether such alleged Title Defect exists and, if so, the Title Defect Value applicable thereto. If the Parties are unable to reach agreement with respect to any Title Defects, the Title Defect or the Title Defect Value subject to the Title Defect Rejection Notice shall be submitted to arbitration in accordance with the procedures set forth in Section 8.8.

Section 7.5 Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Section 7.2 and Section 7.4, Seller shall be obligated to adjust the Purchase Price to account for Title Defects only to the extent the aggregate Title Defect Value of all Title Defects for which the Purchase Price would otherwise be reduced (the “Aggregate Title Defect Value”) exceeds a deductible (not a threshold) equal to 1.5% of the unadjusted Purchase Price. In addition, if the Title Defect Value for any single Asset is less than $50,000 (the “De Minimis Title Defect Cost”), such value shall not be considered in calculating the Aggregate Title Defect Value and no adjustment shall be made to the Purchase Price on account of De Minimis Title Defect Costs. The aggregated Title Defect Value(s) for any Asset shall never exceed the Allocated Value of such Asset.

Section 7.6 Interest Additions.

(a) If Seller discovers an increase in the Net Revenue Interest shown on Exhibit B with respect to an Asset that is free of Title Defects (an “Interest Addition”), then Seller shall, from time to time and without limitation, have the right to give Buyer written notice of such Interest Additions (an “Interest Addition Notice”), as soon as practicable but not later than the Defect Notice Time, stating with reasonable specificity the Asset affected, the particular Interest Addition claimed, and Seller’s good faith estimate of the amount the additional interest increases the value of the affected Asset over and above that Asset’s Allocated Value (the “Interest Addition Value”).

(b) The Interest Addition Value shall be determined by multiplying the Allocated Value of the subject Well (or the specified zone(s) therein) by a fraction, the numerator of which is the increase in the Net Revenue Interest in such Well (or the specified zone(s) therein) over the Net Revenue Interest specified therefor in Exhibit B, and the denominator of which is the Net Revenue Interest specified for such Well (or the specified zone(s) therein) in Exhibit B. Seller shall conclusively be deemed to have waived any additional interest not asserted by an Interest Addition Notice on or before the Defect Notice Time.

(c) If Buyer agrees with the existence of the Interest Addition and Seller’s good faith estimate of the Interest Addition Value, then the Purchase Price shall be increased by the amount of the Interest Addition Value. If Buyer contests in good faith the existence of the Interest Addition or Seller’s good faith estimate of the Interest Addition Value, then Buyer shall so notify Seller in writing on or before the date that is four Business Days before the Closing Date (an “Interest Addition Rejection Notice”), which Interest Addition Rejection Notice shall state with reasonable specificity the basis of Buyer’s rejection of the Additional Interest or of such Interest Addition Value. For any Interest Addition asserted by Seller in an Interest Addition Notice by the Defect Notice Time, if Buyer fails to timely deliver an Interest Addition Rejection Notice, Buyer shall be deemed to have accepted the validity of such Interest Addition and such Interest Addition Value, (subject to Section 7.6(d)) the Purchase Price shall be increased by an amount equal to such Interest Addition Value. If Buyer timely delivers an Interest Addition Rejection Notice with respect to any Interest Addition, then representatives of the Parties, knowledgeable in title matters shall promptly (but in any event at least two Business Days before the Closing Date) meet and attempt to agree on whether such Interest Addition exists and, if so, the Interest Addition Value applicable thereto. If the Parties are unable to reach agreement with respect to any Interest Additions, the Interest Addition or the Interest Addition Value subject to the Interest Addition Rejection Notice shall be submitted to arbitration in accordance with the procedures set forth in Section 8.8.

(d) Notwithstanding the other provisions of this Section 7.6, Buyer shall be obligated to adjust the Purchase Price to account for Interest Additions only if the aggregate Interest Addition Value of all Interest Additions for which the Purchase Price would otherwise be increased exceeds a deductible (not a threshold) equal to 1.5% of the unadjusted Purchase Price. In addition, if the Interest Addition Value for any single Asset is less than $50,000, such value shall not be considered in calculating any increase to the Purchase Price.

ARTICLE 8

ENVIRONMENTAL DEFECTS

Section 8.1 Buyer’s Environmental Assessment. Beginning on the date of this Agreement and ending at the Defect Notice Time, Buyer shall have the right, at its sole cost, risk, and expense, to conduct an environmental assessment of the Assets. During Seller’s regular hours of business and after providing Seller and the Company with written notice of any such activities no less than one Business Day in advance (which written notice shall include the identity of the operator (if other than the Company) and any other third party whose permission is legally required, which permission Seller or the Company shall use commercially reasonable efforts to promptly obtain, it being understood that access will not be provided unless and until such permission is obtained), Buyer and its representatives shall be permitted to enter upon the Assets, inspect the same, review all of the Company’s files and records (other than those for which the Company has an attorney-client privilege) relating to the Assets, and generally conduct visual, non-invasive tests, examinations, and investigations. No sampling or other invasive inspections of the Assets may be conducted without Seller’s prior written consent, which shall not be unreasonably withheld. Seller will have the right to (a) observe such investigation, (b) promptly receive a copy of any final environmental report received by Buyer with respect to the Assets and (c) at Seller’s request, promptly receive a copy of any other reports, summaries and other information created or delivered in conjunction with Buyer’s environmental assessment and any supporting documents, in each case, in the possession of Buyer relating to Properties with respect to which an Environmental Defect Notice has been delivered. All information obtained or reviewed by Buyer shall be maintained as confidential by Buyer through the Closing, unless disclosure is required by any Governmental Authority or pursuant to Law.

Section 8.2 Environmental Defects. Buyer shall notify Seller in writing of any Environmental Defect (an “Environmental Defect Notice”) no later than the Defect Notice Time. The Environmental Defect Notice shall include: (i) the Asset(s) affected; (ii) a complete and reasonably detailed description of the alleged Environmental Defect; (iii) Buyer’s good faith estimate of the cost of Remediation or investigation of such Environmental Defect (the “Environmental Defect Value”); and (iv) appropriate documentation substantiating Buyer’s claim. From the date hereof through the Defect Notice Time, the Parties will use good faith commercially reasonable efforts to meet biweekly, whether in person or via conference call, to discuss the status of Buyer’s Environmental Defect review. If Seller notifies Buyer in good faith that Seller is unclear which Environmental Law is violated or requires Remediation with respect to any asserted Environmental Defect, Buyer will reasonably promptly thereafter specify the same in writing.

Section 8.3 Seller’s Right to Remediate. Seller shall have the right, but not the obligation, to attempt (at their (and not the Company’s) sole cost) to Remediate any alleged Environmental Defect at any time before Closing. Seller will be deemed to have adequately completed the Remediation upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing Laws or Buyer’s approval of the Remediation (which may be granted or withheld in Buyer’s sole discretion).

Section 8.4 Remedies for Environmental Defects. For any Environmental Defect asserted in an Environmental Defect Notice and not Remediated before Closing (and subject to Seller’s right to contest the existence of any Environmental Defect or the amount of any Environmental Defect Value as set forth in Section 8.5), subject to Section 8.6, the Purchase Price shall be reduced by the Environmental Defect Value for such Environmental Defect.

Section 8.5 Contested Environmental Defects. With respect to any Environmental Defect timely asserted by an Environmental Defect Notice not waived in writing by Buyer or Remediated before Closing, if Seller contests in good faith the existence of such Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value, then Seller shall so notify Buyer in writing no later than the earlier of (a) 10 Business Days after Buyer’s delivery to Seller of such Environmental Defect Notice or (b) September 20, 2013 (an “Environmental Defect Rejection Notice”), which Environmental Defect Rejection Notice shall state with reasonable specificity the basis of Seller’s rejection of the Environmental Defect or of Buyer’s good faith estimate of the Environmental Defect Value. For any Environmental Defect asserted by Buyer in an Environmental Title Defect Notice by the Defect Notice Time, if Seller fails to timely deliver an Environmental Defect Rejection Notice, then Seller shall be deemed to have accepted the validity of such Environmental Defect and such Environmental Defect Value, and (subject to Sections 8.4 and 8.6) the Purchase Price shall be reduced by an amount equal to such Environmental Defect Value unless such Environmental Defect is Remediated before Closing, as provided in Section 8.3. If Seller timely delivers an Environmental Defect Rejection Notice with respect to any Environmental Defect, then representatives of the Parties, knowledgeable in environmental matters, shall promptly (but in any event no later than five Business Days after delivery of the Environmental Defect Rejection Notice) meet and attempt to agree on whether such alleged Environmental Defect exists and, if so, the Environmental Defect Value applicable thereto. If the Parties are unable to reach agreement with respect to any Environmental Defects, the Environmental Defect or the Environmental Defect Value subject to the Environmental Defect Rejection Notice shall be submitted to arbitration in accordance with the procedures set forth in Section 8.8.

Section 8.6 Limitation. Notwithstanding the other provisions of this Article 8, no adjustment to the Purchase Price for Environmental Defect Values shall be made unless and until the aggregate value of all Environmental Defect Values for which the Purchase Price would otherwise be reduced (the “Aggregate Environmental Defect Value”) exceeds a deductible (not a threshold) equal to 1.5% of the unadjusted Purchase Price. If the Environmental Defect Value with respect to any single Environmental Defect is less than $50,000 (the “De Minimis Environmental Defect Cost”), such cost shall not be considered in calculating the Aggregate Environmental Defect Value and no adjustment to the Purchase Price shall be made on account of De Minimis Environmental Defect Costs.

Section 8.7 Exclusive Remedies. The rights and remedies expressly granted to Buyer in or pursuant to this Agreement are the exclusive rights and remedies against Seller related to any Environmental Defect or Title Defect with respect to the Properties, or losses related thereto.

Section 8.8 Limited Arbitration. It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that all disputes under Article 7 or Article 8 shall be finally and exclusively submitted to, and determined by, binding arbitration. The arbitration proceedings shall be held in Houston, Texas. The arbitration shall be conducted before a single arbitrator (who shall be selected by mutual agreement of the Parties) pursuant to the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”); provided, however, that if disputes exist with respect to both title and environmental matters, and the Parties cannot agree on a single arbitrator with experience in both such matters, the Parties agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate arbitrators. If the Parties are unable to agree on any arbitrator, the Houston office of the AAA shall select the arbitrator. No arbitrator shall be selected who has had an affiliation with either Party or any Affiliate of either Party within the five year period preceding the arbitration, or has any financial interest in the dispute, controversy, or claim. Each arbitrator must be a licensed and practicing attorney (including any attorney practicing in-house for a company, with an outside law firm, as a solo practitioner, or as a professional arbitrator) or a retired judge of a state or federal court. If any arbitrator should die, withdraw, or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator. In the event of any conflict between the Commercial Arbitration Rules of the AAA and the provisions of this Section 8.8, the provisions of this Section 8.8 shall govern and control. Each arbitrator shall apply the laws of the State of Texas (without regard to conflict of law rules) to the dispute, controversy, or claim except to the extent the subject matter of the dispute, controversy, or claim is governed by the laws of another jurisdiction. With respect to each matter submitted to the arbitrator pursuant to this Section 8.8, the arbitrator must resolve such matter by choosing one Party’s proposed resolution, and may not resolve such matter in any other manner. To the extent that they are not inconsistent with the Commercial Arbitration Rules of the AAA, evidentiary questions shall be governed by the Texas Rules of Evidence. Any arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear; provided, however, that an award shall not be made solely on the default of a Party, but the arbitrator shall require the Party who is present to submit such evidence as the arbitrator may determine is reasonably required to make an award. Each arbitrator’s award shall be in writing and shall set forth findings and conclusions upon which the arbitrator based the award. The prevailing Party in each arbitration shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses incurred in connection with the arbitration, as determined by the arbitrator. Consequential, indirect, special, exemplary or punitive damages of a Party shall not be awarded under any circumstances. Any award pursuant to any arbitration shall be final and binding upon the Parties. Notwithstanding anything in this Agreement to the contrary, Closing shall be delayed until no earlier than the third Business Day immediately following the day on which the last dispute is resolved pursuant to this Section 8.8. The Purchase Price at Closing shall be reduced by any Title Defect Value or Environmental Defect Value, and increased by any Interest Addition Value, awarded by the arbitrator, subject to the limitations set forth in Section 7.5, Section 7.6(d) or Section 8.6, as applicable, without duplication under Section 11.2.

ARTICLE 9

SELLER’S CONDITIONS TO CLOSE

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment or waiver at or prior to the Closing of each of the following conditions:

Section 9.1 Representations. The representations and warranties of Buyer herein contained shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by or including materiality) as of the Closing Date as though made on and as of such date, other than representations and warranties that refer to a specified date, which shall be true and correct as of such date, and Buyer shall have delivered to Seller a certificate signed by an executive officer of Buyer to such effect.

Section 9.2 Performance. Buyer shall have performed or complied with in all material respects (and in all respects, in the case of obligations, covenants and agreements qualified by materiality) all obligations, covenants, and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing, and Buyer shall have delivered to Seller a certificate signed by an executive officer of Buyer to such effect.

Section 9.3 Pending Matters. No suit, action or other proceeding shall be pending or threatened, and no injunction, order or award shall have been issued, that seeks to restrain, enjoin or otherwise prohibit, or recover material damages with respect to, the consummation of the transactions contemplated by this Agreement, excluding any such matter initiated by Seller or any of its Affiliates.

Section 9.4 Execution and Delivery of the Closing Documents. Buyer shall have executed, acknowledged and delivered, or shall stand ready to execute, acknowledge and deliver, as appropriate, to Seller all closing deliverables described in Section 11.5.

Section 9.5 Adjustments. The net sum of all upward and downward adjustments to the Purchase Price to be made at Closing pursuant to Article 7, Article 8, and Section 6.4 shall be less than 15% of the unadjusted Purchase Price.

Section 9.6 Hedge Matters. The Company and Seller shall have received copies of all novations and terminations with respect to the Hedges (at Buyer’s expense as set forth herein).

Section 9.7 Cinco Purchase Agreements. All conditions precedent for the consummation of the transactions contemplated by the Cinco Purchase Agreements shall have been satisfied or waived, and the Closing (as defined in each respective Cinco Purchase Agreement) under each such Cinco Purchase Agreement shall be occurring substantially simultaneously with the Closing under this Agreement.

ARTICLE 10

BUYER’S CONDITIONS TO CLOSE

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment or waiver at or prior to the Closing of each of the following conditions:

Section 10.1 Representations. The representations and warranties of Seller herein contained shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by or including materiality), as of the Closing Date as though made on and as of such date, other than representations and warranties that refer to a specified date, which shall be true and correct as of such date, and Seller shall have delivered to Buyer a certificate signed by an executive officer of Seller to such effect.

Section 10.2 Performance. Seller and the Company shall have performed in all material respects (and in all respects, in the case of obligations, covenants and agreements qualified by materiality) all obligations, covenants and agreements contained in this Agreement to be performed or complied with by them at or prior to the Closing, and Seller shall have delivered to Buyer a certificate signed by an executive officer of Seller to such effect.

Section 10.3 Pending Matters. No suit, action or other proceeding shall be pending or threatened, and no injunction, order or award shall have been issued, that seeks to restrain, enjoin or otherwise prohibit, or recover material damages with respect to, the consummation of the transactions contemplated by this Agreement, excluding any such matter initiated by Buyer or any of its Affiliates.

Section 10.4 Execution and Delivery of the Closing Documents. Seller and the Company shall have executed, acknowledged and delivered, or shall stand ready to execute, acknowledge and deliver, as appropriate, to Buyer all closing documents described in Section 11.4.

Section 10.5 Adjustments. The net sum of all upward and downward adjustments to the Purchase Price to be made at Closing pursuant to Article 7, Article 8, and Section 6.4 shall be less than 15% of the unadjusted Purchase Price.

Section 10.6 Credit Facility and Derivative Matters. Contemporaneously with Closing, (a) all amounts outstanding under the Company Credit Facility shall have been repaid in full, (b) the administrative agent thereunder shall have delivered to Buyer (in form and substance reasonably acceptable to Buyer) releases and/or terminations, as applicable, of all mortgages and security interests relating to the Company and/or the Assets with respect to the Company Credit Facility and (c) the Company and Seller shall have received (i) all novations and terminations with respect to the Hedges and (ii) all necessary consents with respect to the Hedges (at Buyer’s expense), including in connection with any novation or termination of the Hedges.

Section 10.7 Cinco Purchase Agreements. All conditions precedent for the consummation of the transactions contemplated by the Cinco Purchase Agreements shall have been satisfied or waived, and the Closing (as defined in each respective Cinco Purchase Agreement) under each such Cinco Purchase Agreement shall be occurring substantially simultaneously with the Closing under this Agreement.

Section 10.8 Crown NPI. Co-Invest Fund shall have assigned the Co-Invest Fund NPI/ORRI to the Company pursuant to an assignment substantially in the form of Exhibit K.

Section 10.9 No Material Adverse Effect. Since the Balance Sheet Date, there has not been any Material Adverse Effect.

Section 10.10 Employee Plans. The Company has assigned all rights relating to or terminated, and Seller has assumed all Obligations relating to, any Employee Plan.

ARTICLE 11

THE CLOSING

Section 11.1 Time and Place of the Closing. If the conditions referred to in Article 9 and Article 10 have been satisfied or waived in writing, and subject to any extensions provided for herein, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., whose address is 1111 Louisiana, 44th Floor, Houston, TX 77002, at 10:00 a.m. Houston, Texas time on October 1, 2013, or such other date that is mutually agreed by the Parties or to which the Closing is postponed pursuant to this Agreement (the “Closing Date”).

Section 11.2 Adjustments to the Purchase Price at Closing.

(a) All adjustments to the Purchase Price shall be made (i) according to the provisions set forth in this Agreement, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

(b) At the Closing, the Purchase Price shall be increased by the following amounts, without duplication:

(i) The aggregate amount of all Purchase Price increases required with respect to Interest Additions under Article 7;

(ii) The aggregate amount of capital expenditures incurred by the Company during May 2013 and June 2013;

(iii) The aggregate amount of proceeds from the sale of Hydrocarbon Inventory received by the Company (it being understood that Seller shall have the right to retain such proceeds if paid to Seller);

(iv) The amount expended by the Company on any capital or development project after the Effective Time (including any incremental interest expense) to the extent such capital or development project spending was specifically requested by Buyer;

(v) As of the Effective Time, the aggregate value of all cash-collateralized bonds and cash deposits included in the Company’s balance sheet as long-term assets (excluding amounts attributable to Excluded Assets);

(vi) If positive, the aggregate amount of Net Working Capital as of the Effective Time;

(vii) If positive, the difference between the principal amount borrowed by the Company under the Company Credit Facility as of the Closing and the principal amount borrowed by the Company under the Company Credit Facility as of the Effective Time; and

(viii) The oil inventory as of the Effective Time, priced at a July 1, 2013 price of $85.94 per barrel.

(c) At the Closing, the Purchase Price shall be decreased by the following amounts, without duplication:

(i) The aggregate amount of all Purchase Price reductions required with respect to Title Defects pursuant to Article 7;

(ii) The aggregate amount of all Purchase Price reductions required with respect to Environmental Defects pursuant to Article 8;

(iii) The aggregate amount of all Purchase Price reductions required pursuant to Section 6.4;

(iv) The aggregate amount, if any, of Seller and Company Transaction Costs and Expenses paid by the Company;

(v) If the aggregate amount of Net Working Capital as of the Effective Time is negative, the absolute value of the aggregate amount of Net Working Capital as of the Effective Time;

(vi) The amount of interest expense attributable to the Company Credit Facility from the Effective Time to the Closing Date;

(vii) The aggregate amount of production, severance, and similar Taxes, as well as all other costs and expenses, that are attributable to the ownership and/or operation of the Excluded Assets after the Effective Time to the extent borne or paid by the Company, including operating expenses, drilling costs, capital expenditures, and third-party overhead charges under applicable operating or other agreements;

(viii) Amounts paid to the Co-Invest Fund pursuant to the Co-Invest Fund NPI/ORRI Conveyances to the extent attributable to post-Effective Time activity;

(ix) If the difference between the principal amount borrowed by the Company under the Company Credit Facility as of the Closing and the principal amount borrowed by the Company under the Company Credit Facility as of the Effective Time is negative, the absolute value of such difference;

(x) Any change of control payments or employee retention awards paid by the Company after the Effective Time; and

(xi) The aggregate amount of all monthly general and administrative expenses incurred by the Company from the Effective Time to the Closing Date, less $50,000 per month (prorated as appropriate).

(d) The adjustments described in this Section 11.2 are hereinafter referred to as the “Purchase Price Adjustments.”

Section 11.3 Closing Statement; Post-Closing Adjustment.

(a) At least five Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement of the estimated Purchase Price Adjustments, based upon the best information available to Seller (the “Statement”). At the Closing, Buyer shall pay the Purchase Price, as adjusted by the estimated Purchase Price Adjustments reflected in the Statement.

(b) As soon as reasonably practicable after the Closing but not later than the 75th day following the Closing Date, Seller shall prepare and deliver to Buyer a draft statement setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment under Section 11.2, based on the most recent actual figures for each adjustment. Seller shall make such reasonable documentation as is in Seller’s possession available to support the final figures. As soon as reasonably practicable, but not later than the 30th day following receipt of such statement from Seller, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to such statement. If Buyer does not deliver such report to Seller on or before the end of such 30-day period, Buyer shall be deemed to have agreed with Seller’s statement, and such statement shall become binding upon the Parties.

(c) The Parties shall undertake to agree on the final statement of the Purchase Price no later than 60 days after delivery of Seller’s statement. In the event that the Parties cannot reach agreement within such period of time, any Party may refer the items of adjustment which are in dispute to a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Buyer and Seller (the “Accounting Arbitrator”), for review and final determination by arbitration. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 11.3. The Accounting Arbitrator’s determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of this

Agreement and may not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price Adjustments submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Seller and Buyer shall each bear their own legal fees and other costs of presenting its case. Seller shall bear one-half and Buyer shall bear one-half of the costs and expenses of the Accounting Arbitrator. Within ten days after the earlier of (i) the expiration of Buyer’s 30 day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Arbitrator finally determine the Purchase Price, Buyer shall pay to Seller the amount by which the Purchase Price exceeds the amount paid pursuant to Section 11.3(a) or Seller shall pay to Buyer the amount by which the amount paid pursuant to Section 11.3(a) exceeds the Purchase Price, as applicable.

Section 11.4 Actions of Seller at the Closing. At the Closing, Seller shall (and, as applicable, shall cause the Company to):

(a) Execute and deliver to Buyer counterparts of an assignment, substantially in the form as that attached as Exhibit H (the “Assignment”);

(b) Execute and deliver to Buyer an affidavit attesting to the non-foreign status of Seller in the form prescribed in Treasury Regulation Section 1.1445-2(b)(2);

(c) Cause the persons listed on Schedule 11.4(c) to execute and deliver to Buyer resignation letters reasonably acceptable to Buyer;

(d) Deliver to Buyer counterparts of the mutual release, in a form substantially similar to the form attached hereto as Exhibit G (the “Mutual Release”) executed by Seller and the Persons listed on Schedule 11.4(d); and

(e) Execute and deliver to Buyer counterparts of the Transition Services Agreement.

Section 11.5 Actions of Buyer at the Closing. At the Closing, Buyer shall:

(a) Deliver to Seller, by wire transfer to an account designated in writing by Seller, cash in an amount equal to (i) the Purchase Price, as adjusted by the estimated Purchase Price Adjustments reflected in the Statement, minus (ii) an amount equal to the Earnest Money (which amount shall become the Indemnity Escrow Amount upon Closing) minus (iii) the principal amount paid pursuant to Section 11.5(e);

(b) Execute and deliver to Seller counterparts of the Assignment;

(c) Deliver to Seller counterparts of the Mutual Release, executed by Buyer and the Company;

(d) Execute and deliver to Seller counterparts of the Transition Services Agreement;

(e) Pay in full all amounts outstanding under the Company Credit Facility; and

(f) Pay in full any reasonable and documented out-of-pocket costs and expenses of the Company or Seller incurred directly in connection with the novation or termination of any of the Hedges.

ARTICLE 12

TERMINATION

Section 12.1 Right of Termination. This Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by either Seller or Buyer if the Closing shall not have occurred on or before October 31, 2013; provided, however, that (i) no Party shall have the right to terminate this Agreement pursuant to this clause (b) if such Party is at such time in material breach of its representations and warranties set forth in this Agreement or negligently or willfully failed to perform or observe its covenants and agreements herein in any material respect and (ii) such date shall be postponed to the extent necessary to resolve all disputes being arbitrated pursuant to Section 8.8 under this Agreement or under any of the Cinco Purchase Agreements;

(c) by either Seller or Buyer if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein; or

(d) If the sum of (i) the Aggregate Title Defect Value (which shall include any unresolved disputed Title Defects and any unCured Title Defects, whether or not Seller has elected to attempt to Cure), plus (ii) the Aggregate Environmental Defect Value (which shall include any unresolved disputed Environmental Defects and any unRemediated Environmental Defects, whether or not Seller has elected to attempt to Remediate), plus (iii) the aggregate costs to repair or restore any portion of the Assets subject to a Casualty Loss (or condemnation or eminent domain, the Allocated Value of such Assets) and any other Damages related thereto, exceeds 15% of the unadjusted Purchase Price, then either Seller or Buyer may terminate this Agreement upon written notice to the other parties hereto; provided, however, that Buyer may not terminate pursuant to this Section 12.1(d) until such time as Seller shall have had a reasonable opportunity to Cure any Title Defect or Remediate any Environmental Defect.

Section 12.2 Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 12.1, then except as set forth in Section 6.2, Article 1 and Article 15, this Agreement shall be null and void.

ARTICLE 13

INDEMNIFICATION

Section 13.1 Buyer’s Indemnification. Provided that the Closing occurs, subject to the other provisions of this Article 13, Buyer shall release, defend, indemnify and hold harmless the Seller Indemnitees from and against any and all Losses suffered by such Seller Indemnitees arising out of or related to:

(a) The breach of any covenant or agreement made by Buyer that may require performance after the Closing; and/or

(b) The breach of any representation or warranty made by Buyer in Article 5 or any representation with respect thereto in the certificate delivered pursuant to Section 9.1.

Section 13.2 Seller’s Indemnification. Provided that the Closing occurs, subject to the other provisions of this Article 13, Seller shall release, defend, indemnify and hold harmless, the Buyer Indemnitees from and against any and all Losses arising out of or relating to:

(a) Seller’s breach of any covenant or agreement made by Seller that may require performance after the Closing;

(b) The breach of any of the Fundamental Representations or any representation with respect thereto in the certificate delivered pursuant to Section 10.1;

(c) The breach of any other (non-Fundamental Representation) representation or warranty made by Seller in Article 4 or any representation with respect thereto in the certificate delivered pursuant to Section 10.1;

(d) The breach of any representation or warranty made by Seller in Section 7.1(c) or any representation with respect thereto in the certificate delivered pursuant to Section 10.1;

(e) Any and all Obligations relating to the ownership and/or operation of the Retained Assets, whether accruing before or after Closing; and/or

(f) Any and all Obligations relating to (i) the ownership and/or operation of the Excluded Assets, (ii) the employment of any Company Employees by the Company, in each case whether accruing before or after Closing or (iii) any Employee Plan of Seller or its Affiliates (including, before the Closing, the Company).

Section 13.3 Limitations for Indemnification.

(a) Time Limitations. Notwithstanding anything to the contrary herein,

(i) Seller’s indemnification obligations under Section 13.2(a), (b), (c) and (d) shall only apply if Buyer has provided Seller with written notice claiming indemnification therefor on or before the date on which such representation or warranty or covenant expires pursuant to Section 13.3(e); and

(ii) Buyer’s indemnification obligations under Section 13.1(b) shall only apply if Seller has provided Buyer with written notice claiming indemnification therefor on or before the date on which such representation or warranty or covenant expires pursuant to Section 13.3(e).

(b) Deductible. Notwithstanding anything to the contrary herein, no claim may be made against Seller for indemnification under Section 13.2(c) until the aggregate dollar amount of the Losses suffered or incurred by Buyer Indemnitees for which Buyer Indemnitees would otherwise be entitled to indemnification thereunder Section 13.2(c) exceeds $1,217,943; after such time Seller shall be liable to the extent and only to the extent that the aggregate amount of such Losses exceeds $1,217,943 (the “Deductible”).

(c) Cap. Notwithstanding anything to the contrary herein, in no event shall Seller ever be required to indemnify the Buyer Indemnitees (i) under Section 13.2(c) for Losses over the Deductible exceeding $4,059,810 (the “Indemnity Cap”) and (ii) otherwise pursuant to this Agreement for Losses exceeding the Purchase Price.

(d) Materiality. Notwithstanding anything to the contrary in this Agreement, any representation or warranty in Article 4 or Article 5 that is qualified by terms such as “material”, “materiality”, “material adverse effect”, or “in any material respect” or similar qualifying language shall be deemed not to be so qualified for purposes of indemnification pursuant to this Article 13. The Parties shall treat, for income Tax purposes, any amounts paid pursuant to this Article 13 as an adjustment to the Purchase Price.

(e) Survival. Buyer representations and warranties in Article 5 and covenants or agreements made by Buyer that may require performance after the Closing (other than those in Article 13, which shall survive indefinitely) shall survive for a period of one year from the Closing Date, after which Buyer shall have no liability or obligation in relation thereto except as to matters for which Seller has provided Buyer a specific written claim on or before the end of such period. The Fundamental Representations shall survive for a period of three years from the Closing Date, and the remainder of Seller’s representations and warranties in Article 4 and covenants or agreements made by Seller that may require performance after the Closing (other than those in Article 13, which shall survive indefinitely) shall survive for a period of one year from the Closing Date, after which, in each case, Seller shall have no liability or obligation in relation thereto except as to matters for which Buyer has provided Seller a specific written claim on or before the end of such applicable period.

Section 13.4 Notices and Defense of Indemnified Matters.

(a) To make a claim for indemnification under this Article 13, the Party seeking indemnification (the “Indemnified Party”) shall notify the Party from whom indemnification is sought pursuant to this Article 13 (each, an “Indemnifying Party”) of its claim, including the specific details of and specific basis under this Agreement for its claim. In the event that the claim for indemnification is based upon a claim by a Person other than the Indemnified Party (a “Third Party”) against the Indemnified Party, the

Indemnified Party shall provide its notice of claim promptly after the Indemnified Party has actual knowledge of the Third Party claim and shall enclose a copy of all papers (if any) served with respect to the claim; provided, however, that failure to promptly provide such notice of claim shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission. In the event that a claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the notice of claim shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought by a Third Party against the Indemnified Party that are covered by the indemnification set forth in this Article 13. The Indemnifying Party shall have 30 days from its receipt of the notice of claim to notify the Indemnified Party whether or not it will assume control of the defense of such claim. If the Indemnifying Party elects to control the defense, it shall select counsel (provided that such counsel shall be reasonably acceptable to the Indemnified Parties), determine whether to appeal any decision of any court and (if it deems appropriate) settle any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party (and its applicable Affiliates) from such matter or issues, as the case may be. If the Indemnifying Party assumes control of the defense of any Third Party claim, the Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article 13, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party (or its applicable Affiliate) may receive, permitting the names of the Indemnified Party (or its applicable Affiliates) to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party (or its applicable Affiliates) that Indemnifying Party reasonably consider relevant to such defense and the making available (upon reasonable request) to Indemnifying Party of any employees of the Indemnified Party (or its applicable Affiliate); provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and its applicable Affiliates) and further agrees to reasonably maintain the confidentiality of all files, records and other information furnished by the Indemnified Party (or its applicable Affiliates) pursuant to this Section 13.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article 13; provided, however, that the Indemnified Party may, at its option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(c) If the Indemnifying Party does not elect to assume control of the defense within 30 days from its receipt of the notice of claim or fails to give notice that it will assume control of the defense, the Indemnified Party shall have the right to defend such claim with counsel of the Indemnified Party’s choosing (provided such counsel shall be reasonably acceptable to the Indemnifying Party); provided, however, that the Indemnified Party shall not enter into any settlement or compromise or make any admission or acknowledgment that would give rise to Losses to be assumed by the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) In determining the amount of any Losses for which the Indemnified Parties are entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Parties, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party (or its applicable Affiliates) as a result of such claim, and (ii) all amounts recovered by the Indemnified Party (and its applicable Affiliates) under contractual indemnities from third parties. The Indemnified Party hereby agree to use commercially reasonable efforts to realize any applicable insurance proceeds and amounts recoverable under such contractual indemnities; provided, however, that the reasonable costs and expenses (including court costs and reasonable attorneys’, accountants’, and experts’ fees) of the Indemnified Party (and its applicable Affiliates) in connection with such efforts shall reduce the reduction of the gross amount of the indemnification based upon such insurance proceeds or contractual indemnities. To the extent that the Indemnifying Party has made any indemnification payment hereunder in respect of a claim for which the Indemnified Party has asserted a related claim for insurance proceeds or under a contractual indemnity, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party to receive the proceeds of such insurance or contractual indemnity.

Section 13.5 Exclusive Remedy. Each Party acknowledges and agrees that its sole and exclusive remedy with respect to any Losses pursuant to or in connection with this Agreement shall be limited to the indemnification provisions of this Agreement, other than with respect to Losses arising from fraud by or on behalf of a Party in connection with this Agreement, and if the Closing occurs each Party releases, remises and forever discharges the other Party and its Affiliates and all the officers, directors, employees, agents, advisors and representatives of the other Party or any of its Affiliates from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement, the ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between Seller or any of its Affiliates, and rights under insurance maintained by a Seller or any of its Affiliates (INCLUDING THOSE CLAIMS RESULTING FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER OR THE COMPANY OR ANY REPRESENTATIVES OF SELLER OR THE COMPANY) OTHER THAN THOSE ARISING UNDER THE

INDEMNIFICATION PROVISIONS OF THIS AGREEMENT AND UNDER THE COVENANTS OF THIS AGREEMENT CONTEMPLATED TO BE COMPLIED WITH AFTER CLOSING. EXCEPT FOR THE RIGHTS OF BUYER FOR A BREACH OF SECTION 4.28 OF THIS AGREEMENT AND THE RIGHTS OF BUYER UNDER ARTICLE 8 OF THIS AGREEMENT, IF THE CLOSING OCCURS BUYER EXPRESSLY AND KNOWINGLY WAIVES ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE AGAINST SELLER WITH RESPECT TO ANY ENVIRONMENTAL MATTER RELATING TO THE ASSETS (INCLUDING (I) ANY ENVIRONMENTAL DEFECT, (II) THE ENVIRONMENTAL CONDITIONS OF THE ASSETS, (III) THE RELEASE, TRANSPORTATION OR DISPOSAL OF HAZARDOUS MATERIALS OR (IV) VIOLATIONS OF ENVIRONMENTAL LAW, INCLUDING COMMON LAW AND STATUTORY REMEDIES (INCLUDING STRICT LIABILITY CLAIMS AND REMEDIES UNDER CERCLA AND ANY OTHER ENVIRONMENTAL LAW).

Section 13.6 Buyer Remedies.

(a) Buyer’s sole and exclusive remedies for Seller’s indemnity obligations under Section 13.2(c) shall be Buyer’s right to satisfy claims with respect to such obligations from the Indemnity Escrow Amount; provided, however, that except for obligations arising out of matters for which Buyer timely delivered notice pursuant to Section 13.4 before the first anniversary of the Closing Date, Buyer shall have no right to receive any amount from the Indemnity Escrow Amount after the first anniversary of the Closing Date to satisfy Seller’s indemnity obligations under Section 13.2(c).

(b) The Parties agree that no portion of the Indemnity Escrow Amount shall be withdrawn from the Escrow Account prior to the first anniversary of the Closing except to satisfy Obligations of Seller under this Article 13, (ii) each Party agrees to provide instructions to the Escrow Agent consistent with the provisions of this Article 13 and not otherwise, and (iii) the Parties shall issue such joint written instructions to the Escrow Agent in accordance with the terms of the Escrow Agreement as may be necessary to disburse portions of the Indemnity Escrow Amount to Buyer to satisfy indemnity claims of the Buyer Indemnitees pursuant to this Agreement, and shall not act in bad faith with respect to, or otherwise unreasonably withhold, the issuance of any such joint written instruction.

(c) For federal and state income Tax purposes, Buyer and Seller agree to treat the Indemnity Escrow Amount in accordance with Proposed Treasury Regulation Section 1.468B-8 (February 1, 1999). Accordingly, prior to the date of the release of funds to Seller, Buyer shall be treated as the owner of the Indemnity Escrow Amount and thus shall take into account in filing its income Tax Returns all items of income, gain, loss and deduction with respect to the Indemnity Escrow Amount in accordance with Proposed Treasury Regulation Section 1.468B-8(c). From and after such date, Buyer and Seller shall (i) be treated for Tax purposes as the owners of their respective shares of the Indemnity Escrow Amount distributable to each, (ii) provide notice of such amounts to the Indemnity Escrow Agent in accordance with Proposed Treasury Regulation Section 1.468B-8(f) (or by such substitute method as may be required by the Indemnity Escrow Agent) , and (iii) take into account in filing its income Tax Returns its share of the items of income, gain, loss and deduction with respect to the Indemnity Escrow Amount in accordance with Proposed Treasury Regulation Section 1.468B-8(e). Any amount distributed from the Indemnity Escrow Account to Seller shall be treated as a payment pursuant to Buyer’s obligation to Seller arising from Seller’s sale of property to which the installment sale provisions of Section 453 of the Code, and the unstated interest provisions of Section 483 or 1274 of the Code, apply. For this purpose, Buyer shall provide to the Indemnity Escrow Agent, at the time of any disbursement, a schedule indicating the allocation of such disbursement from the Indemnity Escrow Account between (i) principal and (ii) imputed interest to be reported on IRS Form 1099-INT or 1099-OID. Neither Buyer nor Seller shall take any position for federal or state income Tax purposes that is inconsistent with the provisions of this Section 13.6(c).

ARTICLE 14

LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

Section 14.1 Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLER AND ITS REPRESENTATIVES HAVE NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO:

(a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS;

(b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER; AND

(c) THE ENVIRONMENTAL CONDITION OF THE ASSETS.

EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, PARTNER, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT (EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT) THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE OWNED BY THE COMPANY (AND THUS ACCEPTED BY BUYER) AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 14.2 Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and that it has had (or shall have prior to the Closing) access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied and will rely solely on the basis of its own independent due diligence investigation of the Assets and its own expertise and legal, land, Tax, engineering, and other professional counsel concerning such transactions, the Assets, and the value thereof and upon the representations and warranties made in Article 4, and not on any other representations or warranties of Seller or any other Person.

ARTICLE 15

MISCELLANEOUS

Section 15.1 Expenses. Except as otherwise provided in this Agreement or any document to be executed pursuant hereto, regardless of whether the transactions contemplated by this Agreement occur, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with the transactions contemplated hereby, and neither Party shall be entitled to any reimbursement for such expenses from the other Party. For the avoidance of doubt, the Company shall not pay or otherwise be responsible for any cost or expense incurred in connection with the negotiation, execution, delivery or performance of this Agreement, Seller shall be responsible for Seller and Company Transaction Costs and Expenses and Buyer shall be responsible for the Buyer Transaction Costs and Expenses.

Section 15.2 Document Retention. As used in this Section 15.2, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than seven years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow Seller or its representatives, at Seller’s expense, to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of the Documents at its expense.

Section 15.3 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto, as well as the Assignment, the Escrow Agreement, and the other documents executed and delivered in connection herewith, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 15.4 Amendments; Supplements to Schedules. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by both Parties and specifically referencing this Agreement and identified as a supplement, amendment, alteration, modification or waiver; provided, that Seller may unilaterally amend or supplement any Schedule (or add a new Schedule to any provision of Article 4) by delivery of such amendment, supplement or new Schedule to Buyer in writing, if such amendment, supplement or new Schedule is based on events or matters that arise after the date of this Agreement and that are not expressly prohibited from occurring under Article 6, and this Agreement shall be deemed amended by any such amended, supplemented or new Schedule as of the date of delivery thereof; provided, however, that no such amended, supplemented or new Schedule shall be given effect (and this Agreement shall not be deemed amended thereby) for purposes of Section 10.1 only, except to the extent that such amended, supplemented or new Schedule is based on events or matters that arise after the date of this Agreement and that are expressly permitted to occur under Article 6.

Section 15.5 Waiver. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 15.6 Publicity. The Parties hereto shall consult with each other and no Party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Parties, unless such announcement or statement is required by applicable law or stock exchange requirements.

Section 15.7 No Third Party Beneficiaries. Except as provided in Section 6.8, Section 13.1 and Section 13.2, nothing in this Agreement shall provide any benefit to any third Person or entitle any third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third Person beneficiary contract. Except as set forth in Section 6.8, the provisions of this Agreement are enforceable solely by the Parties (including any permitted assignee), and no limited partner of the sole member of Buyer, or any other Person, shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 15.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law otherwise, by any Party without the prior written consent of the other Parties (which consent not to be unreasonably denied, withheld or delayed), and any attempted assignment without such consent shall be void; provided, that Buyer may assign the right to receive the Company Interests hereunder in whole or in part to any of its Affiliates (so long as such Affiliate is organized or formed in the State of Delaware). Any assignment by any Party as permitted hereby shall not relieve such Party from any Liability hereunder.

Section 15.9 Governing Law; Venue. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law that would result in the application of the laws of another jurisdiction. The Parties hereto irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Harris County, Texas over any dispute between the Parties arising out of this Agreement or the transactions contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transactions contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by a suit on the judgment or any other manner provided by law. The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

Section 15.10 Specific Performance. The Parties acknowledge and agree that the remedy of specific performance shall be available to (a) Buyer in the event that Seller or the Company willfully breaches this Agreement and (b) Seller in the event that Buyer willfully breaches this Agreement.

Section 15.11 Notices. Any notice, communication, request, instruction or other document by any party to another required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or facsimile to the respective address of the applicable Party set forth below. Any such notice shall be effective only upon receipt; provided, that notice given by facsimile transmission shall be confirmed by appropriate answer-back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.

Seller:

Crown Energy Partners Holdings, LLC

Attention: Brian H. Ary

304 Inverness Way South

Suite 125

Englewood, CO 80112

Fax: (303) 551-9469

With a copy (which shall not constitute notice) to:

Thompson & Knight, LLP

Attention: Lawrence A. Hall

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Fax: (214) 999-9218

Buyer:

Memorial Production Operating LLC

c/o Memorial Production Partners GP LLC

1301 McKinney Street, Suite 2100

Houston, TX 77010

Attention: Kyle N. Roane

Fax: (713) 588-8301

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

Attention: John Goodgame

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Fax: (713) 236-0822

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 15.12 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intention as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 15.13 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 15.14 Counterpart Execution. This Agreement may be executed in any number of counterparts. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original. No Party shall be bound until all Parties have executed a counterpart. Facsimile or other electronic copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 15.15 Further Assurances. After Closing, each Party shall take such further actions and execute, acknowledge and deliver, without further consideration, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:

CROWN ENERGY PARTNERS HOLDINGS, LLC

By:	/s/ Brian H. Ary
Name:	Brian H. Ary
Title:	Chief Executive Officer

BUYER:

MEMORIAL PRODUCTION OPERATING LLC
By: Memorial Production Partners LP, its sole member

By: Memorial Production Partners GP LLC, its general partner

By:	/s/ John A. Weinzierl
Name:	John A. Weinzierl
Title:	President and Chief Executive Officer

Purchase and Sale Agreement

Signature Page